Use these links to rapidly review the document
TABLE OF CONTENTS

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-117079

PROSPECTUS

€500,000,000

1 3/4% Convertible Senior Notes due April 15, 2024

        We issued the senior notes in a private placement in April 2004. This prospectus may be used by selling security holders to resell their senior notes. We will not receive any proceeds from this offering.

        We will pay interest on the senior notes on April 15 and October 15 of each year. The senior notes will mature on April 15, 2024, unless previously redeemed, repurchased or converted.

        The senior notes are convertible, under the limited circumstances described herein, into shares of Series A common stock of Liberty Global, Inc., our parent company. On August 8, 2005, Liberty Global announced that its board of directors had approved a stock dividend of one share of Liberty Global's Series C common stock for each share of Liberty Global Series A common stock outstanding on August 26, 2005, the record date of the stock dividend. In lieu of an adjustment to the conversion price, holders of the senior notes will participate in the Liberty Global Series C common stock dividend upon conversion of their senior notes by receiving the number of shares of Liberty Global Series C common stock they would have received had they converted their senior notes immediately prior to the record date of the Liberty Global Series C common stock dividend.

        Holders may surrender their senior notes for conversion if (1) the price of Liberty Global Series A common stock issuable upon conversion of a senior note reaches a specified threshold, (2) the combined price of Liberty Global Series A common stock and Liberty Global Series C common stock reaches a specified threshold, (3) we have called the senior notes for redemption, (4) the trading price for the senior notes falls below either of two specified thresholds or (5) Liberty Global makes certain distributions to holders of its Series A common stock or specified corporate transactions occur. Upon conversion, we may elect to deliver euro in lieu of shares of Liberty Global Series A common stock or a combination of euro and shares of Liberty Global Series A common stock, in addition to the shares of Liberty Global Series C common stock to be delivered as a result of the Liberty Global Series C common stock dividend. The conversion price on the date of this prospectus is €45.2719, which is equivalent to a conversion rate of approximately 22.0888 shares of Liberty Global Series A common stock per €1,000 principal amount of the senior notes.

        We may not redeem the senior notes prior to April 20, 2011. On or after April 20, 2011, we may redeem all or part of the senior notes for euro at a redemption price equal to 100% of the principal amount of, plus accrued and unpaid interest on, the senior notes being redeemed.

        Holders may require us to purchase for euro all or part of their senior notes on April 15, 2011, April 15, 2014, and April 15, 2019, in each case at a purchase price equal to 100% of the principal amount of, plus accrued and unpaid interest on, the senior notes being purchased. Holders also may require us to purchase all or part of their senior notes upon a change of control at a price equal to 100% of the principal amount of, plus accrued and unpaid interest on, the senior notes being purchased. In connection with the purchase upon a change of control, we may elect to pay the purchase price in euro, in shares of Liberty Global Series A common stock or in a combination of euro and such shares.

        The senior notes are our senior, unsecured, general obligations. The senior notes are effectively subordinated to all our secured indebtedness to the extent of the value of the collateral securing that indebtedness. The senior notes are structurally subordinated to all existing and future indebtedness and other obligations of our subsidiaries. Our subsidiaries had approximately $4.3 billion of indebtedness outstanding as of June 30, 2005.

        The senior notes are not listed on any securities exchange or included in any automated quotation system. Liberty Global Series A common stock is traded on the Nasdaq National Market under the symbol "LBTYA." The last sale price as reported on NASDAQ on September 7, 2005 was $26.68 per share. Liberty Global Series C common stock is traded on the Nasdaq National Market under the symbol "LBTYK." The last sale price as reported on NASDAQ on September 7, 2005, was $24.68 per share.

Investing in the senior notes involves risks. See "Risk Factors" beginning on page 6.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 7, 2005.

TABLE OF CONTENTS

PROSPECTUS SUMMARY
RISK FACTORS
FORWARD LOOKING STATEMENTS
USE OF PROCEEDS
DESCRIPTION OF THE SENIOR NOTES
DESCRIPTION OF OTHER DEBT
LIBERTY GLOBAL SERIES A COMMON STOCK AND LIBERTY GLOBAL SERIES C COMMON STOCK
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
SELLING SECURITY HOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION ABOUT US
WHERE YOU CAN FIND INFORMATION ABOUT LIBERTY GLOBAL

PROSPECTUS SUMMARY

        This summary highlights selected information from this prospectus and does not contain all of the information that may be important to you. To fully understand our company and this offering of our convertible senior notes, you should read carefully this entire document and the other documents to which you have been referred. In particular, please read "Where You Can Find More Information About Us." For information regarding Liberty Global, the Liberty Global Series A common stock into which the senior notes are convertible and the Liberty Global Series C common stock, see "Where You Can Find Information About Liberty Global."

Our Company

        We are an international broadband communications provider of video, voice and Internet access services with operations in 16 countries outside of the United States. Based on our operating statistics at June 30, 2005, our networks reached approximately 16.5 million homes passed and served approximately 11.7 million revenue generating units, including approximately 9.1 million video subscribers, 1.7 million broadband Internet subscribers, and 0.9 million telephone subscribers. UGC Europe, Inc. (which together with its subsidiaries is referred to as UGC Europe), our largest consolidated operation, is a leading pan-European broadband communications company. VTR GlobalCom, our primary Latin American operation, is Chile's largest multi-channel television and high-speed Internet access provider in terms of homes passed and number of subscribers, and Chile's second largest provider of residential telephone services in terms of lines in service.

        On June 15, 2005, we combined our business with that of Liberty Media International, Inc., at that time our majority stockholder. As a result of that business combination, we became a wholly owned subsidiary of Liberty Global and the senior notes became convertible into shares of the Series A common stock of Liberty Global.

        We are a Delaware corporation formed on February 5, 2001. Our offices are located at 4643 South Ulster Street, Suite 1300, Denver, Colorado 80237. Our telephone number is (303) 770-4001.

Liberty Global Series C Common Stock Dividend

        On August 8, 2005, Liberty Global announced that its board of directors had approved a stock dividend of one share of Liberty Global's Series C common stock for each share of Liberty Global Series A common stock and Liberty Global Series B common stock, in each case, outstanding at 5:00 p.m. New York time on August 26, 2005, the record date. As a result of the Liberty Global Series C common dividend, holders of the senior notes have the right to receive, upon conversion of their senior notes, in addition to the shares of Series A common stock to which they are entitled (or, at our option, one of the other settlement options available to us), the number of shares of Liberty Global Series C common stock they would have received had they converted their senior notes immediately prior to the record date.

The Offering

Securities offered	€500 million aggregate principal amount of 1 3/4% convertible senior notes due April 15, 2024.
Interest	1 3/4% per year, payable semi-annually in arrears on April 15 and October 15 of each year.
Maturity date	April 15, 2024.
Conversion rights
The senior notes are convertible into shares of Liberty Global Series A common stock, under the circumstances and subject to the conditions described below, at a conversion price of €45.2719 per share, subject to adjustments for certain events. The conversion price is equivalent to a conversion rate of 22.0888 shares of Liberty Global Series A common stock per €1,000 principal amount of the senior notes. Upon conversion, we may elect to deliver euro in lieu of shares of Liberty Global Series A common stock or a combination of euro and shares of Liberty Global Series A common stock. Upon conversion of the senior notes, we will also deliver the number of whole shares of Series C common stock that the converting holder would have received had the senior notes been converted immediately prior to the record date of the Liberty Global Series C common stock dividend, subject to adjustment in certain events.
Holders may surrender their senior notes for conversion prior to the maturity date in the following circumstances:
•
during any calendar quarter commencing after March 31, 2004, (i) the product of the closing sale price of Liberty Global Series A common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the quarter preceding the quarter in which conversion occurs and the currency rate on each such day exceeds (ii) 130% of the conversion price on that 30th trading day;

•
during any calendar quarter commencing after August 26, 2005, (i) the product of (x) the sum of the closing sale price of Liberty Global Series A common stock and the closing sale price of Liberty Global Series C common stock for at least 20 combined trading days (each of which is a trading day for both the Liberty Global Series A common stock and Liberty Global Series C common stock) in the period of 30 consecutive combined trading days ending on the last combined trading day of the quarter preceding the quarter in which the conversion occurs and (y) the currency rate on each such day exceeds (ii) 130% of the conversion price per share of Liberty Global Series A common stock on that 30th combined trading day;
•	if we have called your senior notes for redemption;
•
during the five consecutive trading-day period immediately following any ten consecutive trading-day period in which the trading price for the senior notes for each day of that period was less than 100% of the conversion value for the senior notes on the same day, subject to certain limitations;
•
during the five consecutive combined trading-day period immediately following any ten consecutive combined trading-day period in which the adjusted trading price of the senior notes for each combined trading day of such period was less than 100% of the adjusted conversion value of the senior notes on the same combined trading day (see "Description of the Senior Notes—Conversion of Senior Notes—Conversion Upon Trading Price or Adjusted Trading Price of the Senior Notes Falling Below Trading Value or Adjusted Trading Value of the Senior Notes"); or
•
if Liberty Global makes certain distributions to holders of its Series A common stock or specified corporate transactions occur. See "Description of the Senior Notes— Conversion of Senior Notes—Conversion Upon Certain Distributions or Specified Corporate Events."

Liberty Global has agreed to issue shares of its Series A common stock and Series C common stock upon conversion of senior notes, but does not have any other obligation with respect to the senior notes.

Optional redemption
We may not redeem the senior notes prior to April 20, 2011. On or after April 20, 2011, we may redeem all or part of the senior notes for euro at a redemption price equal to 100% of the principal amount of, plus accrued and unpaid interest on, the senior notes being redeemed.
Purchase at holder's option on specified dates
You have the right, at your election, to tender all or part of your senior notes for purchase by us on April 15, 2011, April 15, 2014, and April 15, 2019, for a purchase price equal to 100% of the principal amount of your senior notes to be purchased, plus accrued and unpaid interest to, but excluding, the purchase date. We will pay the purchase price in euro.
Purchase at holder's option on a change of control
Upon a change of control, you may require us to purchase your senior notes for a purchase price equal to 100% of the principal amount of the senior notes to be purchased, plus accrued and unpaid interest to, but excluding, the purchase date. We may elect to pay the purchase price in euro, in shares of Liberty Global Series A common stock or in a combination of euro and such shares.
Ranking
The senior notes are our senior, unsecured, general obligations. They rank equally with all of our existing and future senior, unsecured indebtedness. The senior notes are effectively subordinated to all our secured indebtedness to the extent of the value of the collateral securing that indebtedness and all existing and future indebtedness (including trade payables) and other obligations of our subsidiaries. None of our subsidiaries will guarantee any of our obligations with respect to the senior notes.

As of June 30, 2005, we had no outstanding indebtedness, whether secured or unsecured or subordinated or unsubordinated other than the senior notes. As of June 30, 2005, our subsidiaries had approximately $4.3 billion of indebtedness outstanding, all of which ranked structurally senior to the senior notes. The indenture does not limit the amount of indebtedness, including secured indebtedness, that we or our subsidiaries may incur.
Use of proceeds	We will not receive any proceeds from this offering.
Trading of senior notes	The senior notes are not listed on any securities exchange or included in any quotation system.

Liberty Global Series A common stock	Liberty Global Series A common stock is traded on the Nasdaq National Market under the symbol "LBTYA."
Liberty Global Series C common stock	The Liberty Global Series C common stock is traded on the Nasdaq National Market under the symbol "LBTYK."

Risk Factors

        Investment in the senior notes involves risks. You should carefully consider the information under "Risk Factors," and all other information in this prospectus and the documents incorporated by reference, before investing in the senior notes.

RISK FACTORS

        An investment in the senior notes is subject to a number of risks. You should consider carefully the following risk factors, as well as the more detailed descriptions cross-referenced to the body of this prospectus and all of the other information in this prospectus or incorporated by reference into this prospectus. Liberty Global has filed a registration statement with respect to the shares of Liberty Global Series A common issuable upon conversion of the senior notes. Liberty Global also plans to file shortly a registration statement with respect to the shares of Liberty Global Series C common stock deliverable upon conversion of the senior notes. You should refer to those registration statements and other documents filed by Liberty Global or its predecessor Liberty Media International, Inc. under the Exchange Act for the risks of investing in Liberty Global. See "Where you can find more information about Us" and "Where you can find information about Liberty Global."

Factors Relating to Overseas Operations and Regulations

        Our businesses are conducted almost exclusively outside of the United States, which gives rise to numerous operational risks.    Our businesses operate almost exclusively in countries other than the United States and are thereby subject to the following inherent risks:

  •
  longer payment cycles by customers in foreign countries that may increase the uncertainty associated with recoverable accounts;

  •
  difficulties in staffing and managing international operations;

  •
  economic instability;

  •
  potentially adverse tax consequences;

  •
  export and import restrictions, tariffs and other trade barriers;

  •
  increases in taxes and governmental royalties and fees;

  •
  involuntary renegotiation of contracts with foreign governments;

  •
  changes in foreign and domestic laws and policies that govern operations of foreign-based companies; and

  •
  disruptions of services or loss of property or equipment that are critical to overseas businesses due to expropriation, nationalization, war, insurrection, terrorism or general social or political unrest.

        We are exposed to potentially volatile fluctuations of the U.S. dollar (our functional currency) against the currencies of our operating subsidiaries and affiliates.    Any increase (decrease) in the value of the U.S. dollar against any foreign currency that is the functional currency of any of our operating subsidiaries or affiliates will cause us to experience unrealized foreign currency translation losses (gains) with respect to amounts already invested in such foreign currencies. In addition, we and our operating subsidiaries and affiliates are exposed to foreign currency risk to the extent that we enter into transactions denominated in currencies other than our respective functional currencies, such as investments in debt and equity securities of foreign subsidiaries, equipment purchases, programming costs, notes payable and notes receivable (including intercompany amounts) that are denominated in a currency other than our own functional currency. Changes in exchange rates with respect to these items will result in unrealized (based upon period-end exchange rates) or realized foreign currency transaction gains and losses upon settlement of the transactions. In addition, we are exposed to foreign exchange rate fluctuations related to our operating subsidiaries' monetary assets and liabilities and the financial results of foreign subsidiaries and affiliates when their respective financial statements are translated into U.S. dollars for inclusion in our consolidated financial statements. Cumulative translation adjustments are recorded in accumulated other comprehensive income (loss) as a separate component of equity. As a result of foreign currency risk, we may experience economic loss and a negative impact on earnings and equity with respect to our holdings solely as a result of foreign currency exchange rate fluctuations. The primary exposure to foreign currency risk for us is to the euro due to the percentage of our U.S. dollar revenue that is derived from countries where the euro is the functional currency. In addition, our operating results and financial condition are expected to be, significantly impacted by changes in the exchange rates for the Chilean peso and, to a lesser degree, other local currencies in Europe. In the past, we generally have not entered into derivative transactions that are designed to reduce our long-term exposure to foreign currency exchange risk.

        Our business is subject to risks of adverse regulation by foreign governments.    Our business is subject to the unique regulatory regimes of the countries in which we operate. Cable and telecommunications businesses are subject to licensing eligibility rules and regulations, which vary by country. The provision of telephony services requires licensing from, or registration with, the appropriate regulatory authorities and entrance into interconnection arrangements with the incumbent phone companies. It is possible that countries in which we operate may adopt laws and regulations regarding electronic commerce which could dampen the growth of the Internet access services being offered and developed by these businesses. Programming businesses are subject to regulation on a country by country basis, including programming content requirements, requirements to carry specified programming, service quality standards, price controls and ownership restrictions. Consequently, in these countries we must adapt our subsidiary ownership and organizational structure as well as our services to satisfy the rules and regulations to which we and our subsidiaries are subject. A failure to comply with these rules and regulations could result in penalties, restrictions on such business or loss of required licenses.

        Businesses that offer multiple services, such as video distribution as well as Internet access and telephony, or both video distribution and programming content, are facing increased regulatory review from competition authorities in several countries in which they operate with respect to their businesses and proposed business combinations. For example, the European Union and the regulatory authorities in several countries in which we do business are considering what access rights, if any, should be afforded to third parties for use of existing cable television networks. If third parties were to be granted access to our distribution infrastructure, for the delivery of video, audio, Internet or other services, those providers could compete with services similar to those which our business offers, which could lead to significant price competition and loss of market share.

        We may determine to acquire additional communications companies. These acquisitions may require the approval of governmental authorities, which can block, impose conditions on or delay an acquisition.

        We cannot be certain that we will be successful in acquiring new businesses or integrating acquired businesses with our existing operations.    Historically, our business has grown, in part, through selective acquisitions that enabled us to take advantage of existing networks, local service offerings and region-specific management expertise. We may seek to continue growing our business through acquisitions in selected markets. Our ability to acquire new businesses may be limited by many factors, including debt covenants, availability of financing, the prevalence of complex ownership structures among potential targets and government regulation. Even if we are successful in acquiring new businesses, the integration of new businesses may present significant challenges, including: realizing economies of scale in interconnection, programming and network operations; eliminating duplicative overheads; and integrating networks, financial systems and operational systems. We cannot assure you that we will be successful in acquiring new businesses or realizing the anticipated benefits of any completed acquisition.

        In addition, we anticipate that most, if not all, companies acquired by us will continue to be located outside the United States. Foreign companies may not have disclosure controls and procedures or internal controls over financial reporting that are as thorough or effective as those required by U.S. securities laws. While we intend to conduct appropriate due diligence and to implement appropriate controls and procedures as we integrate acquired companies, we may not be able to certify as to the effectiveness of these companies' disclosure controls and procedures or internal controls over financial reporting until we have fully integrated them.

        We are subject to the risk of revocation or loss of our telecommunications and media licenses.    In certain operating regions, the services we provide require receipt of a license from the appropriate national, provincial and/or local regulatory authority. In those regions, regulatory authorities may have significant discretion in granting licenses, including the term of the licenses, and are often under no obligation to renew them when they expire. The breach of a license or applicable law, even if inadvertent, can result in the revocation, suspension, cancellation or reduction in the term of a license or the imposition of fines. In addition, regulatory authorities may grant new licenses to third parties, resulting in greater competition in territories where our businesses may already be licensed. In order to promote competition, licenses may also require that third parties be granted access to our bandwidth, frequency capacity, facilities or services. There can be no assurance that we will be able to obtain or retain any required license, or that any renewal of a required license will not be on less favorable terms.

        We may have to pay U.S. taxes on earnings of certain of our foreign subsidiaries regardless of whether such earnings are actually distributed to us, and we may be limited in claiming foreign tax credits; since substantially all of our revenue is generated through our foreign investments, these tax risks could have a material adverse impact on our effective income tax rate, financial condition and liquidity.    Certain foreign corporations in which we have interests, particularly those in which we have a controlling interest, are considered to be "controlled foreign corporations" under U.S. tax law. In general, our pro rata share of certain income earned by our subsidiaries that are controlled foreign corporations during a taxable year when such subsidiaries have current or accumulated earnings and profits will be included in our income when the income is earned by those subsidiaries, regardless of whether the income is actually distributed to us. This income, typically referred to as "Subpart F income," generally includes, but is not limited to, such items as interest, dividends, royalties, gains from the disposition of certain property, certain currency exchange gains in excess of currency exchange losses, and certain related party sales and services income. In addition, a U.S. stockholder of a controlled foreign corporation may be required to include in income its pro rata share of the controlled foreign corporation's increase for the year in current or accumulated earnings and profits (other than Subpart F income) invested in U.S. property, regardless of whether the U.S. stockholder received any actual cash distributions from the controlled foreign corporation. Since we are investors in foreign corporations, they could have significant amounts of Subpart F income. Although we intend to take reasonable tax planning measures to limit our tax exposure, we cannot assure you that we will be able to do so or that any of such measures will not be challenged.

        In general, a U.S. corporation may claim a foreign tax credit against its U.S. federal income taxes for foreign income taxes paid or accrued. A U.S. corporation may also claim a credit for foreign income taxes paid or accrued on the earnings of certain foreign corporations paid to the U.S. corporation as a dividend. Our ability to claim a foreign tax credit for dividends received from our foreign subsidiaries is subject to various limitations. Some of our businesses are located in countries with which the United States does not have income tax treaties. Because we lack treaty protection in these countries, we may be subject to high rates of withholding taxes on distributions and other payments from our businesses and may be subject to double taxation on our income. Limitations on our ability to claim a foreign tax credit, our lack of treaty protection in some countries, and the inability to offset losses in one foreign jurisdiction against income earned in another foreign jurisdiction could result in a high effective U.S. federal income tax rate on our earnings. Since substantially all of our revenue is generated abroad, including in jurisdictions that do not have tax treaties with the United States, these risks are proportionately greater for us than for companies that generate most of their revenue in the United States or in jurisdictions that have such treaties.

Factors Relating to Technology and Competition

        Changes in technology may limit the competitiveness of and demand for our services, which may adversely impact our business.    Technology in the video, telecommunications and data services industries is changing rapidly. This significantly influences the demand for the products and services that we offer. The ability to anticipate changes in technology and consumer tastes and to develop and introduce new and enhanced products on a timely basis will affect our ability to continue to grow, increase our revenue and number of subscribers and remain competitive. New products, once marketed, may not meet consumer expectations or demand, can be subject to delays in development and may fail to operate as intended. A lack of market acceptance of new products and services which we may offer, or the development of significant competitive products or services by others, could have a material adverse impact on our revenue and growth. Alternatively, if consumer demand for new services in a specific country or region exceeds our expectations, meeting that demand could overburden our infrastructure, which could result in service interruptions and a loss of customers.

        We operate in increasingly competitive markets, and there is a risk that we will not be able to effectively compete with other service providers.    The markets for cable television, high-speed Internet access and telecommunications in many of the regions in which we operate are highly competitive and highly fragmented. In the provision of video services, we face competition from other cable television service providers, direct-to-home satellite service providers, digital terrestrial television broadcasters and video over asymmetric digital subscriber line providers, among others. Our operating businesses in The Netherlands and France are facing increasing competition from video services provided by or over the networks of incumbent telecommunications operators. In the provision of telephone services, we face competition from the incumbent telecommunications operators in each country in which we operate. These operators have substantially more experience in providing telephone services and have greater resources to devote to the provision of telephone services. In addition, in many countries, we face competition from wireless telephone providers, facilities-based and resale telephone operators, voice over Internet protocol providers and other providers. In the provision of Internet access services and online content, we face competition from incumbent telecommunications companies and other telecommunications operators, other cable-based Internet service providers, non-cable based Internet service providers, Internet portals and satellite, microwave and other wireless providers. The Internet services offered by these competitors include both traditional dial-up access services and high-speed access services. Digital subscriber line is a technology that provides high-speed Internet access over traditional telephone lines. Both incumbent and alternative providers offer digital subscriber line services. We expect digital subscriber line to be an increasingly strong competitor in the provision of Internet services.

        The market for programming services is also highly competitive. Programming businesses compete with other programmers for distribution on a limited number of channels. Once distribution is obtained, program offerings must then compete for viewers and advertisers with other programming services as well as with other entertainment media, such as home video, online activities and movies.

        We expect the level and intensity of competition to increase in the future from both existing competitors and new market entrants as a result of changes in the regulatory framework of the industries in which we operate, the influx of new market entrants and strategic alliances and cooperative relationships among industry participants. Increased competition may result in increased customer churn, reduce the rate of customer acquisition and lead to significant price competition, in each case resulting in decreases in cash flows, operating margins and profitability. The inability to compete effectively may result in the loss of subscribers and associated revenue.

        We may not be able to obtain attractive programming for our digital video services, thereby lowering demand for these services.    We rely on programming suppliers for the bulk of our programming content. We may not be able to obtain sufficient high-quality programming for our digital video services on satisfactory terms or at all in order to offer compelling digital video services. This may reduce demand for our services, thereby lowering our future revenue. It may also limit our ability to migrate customers from lower tier programming to higher tier programming, thereby inhibiting our ability to execute our business plan. Furthermore, we may not be able to obtain attractive country-specific programming for video services. This could further lower revenue and profitability. In addition, must-carry requirements may consume channel capacity otherwise available for other services.

        Some of our operating businesses depend upon third parties for the distribution of our products and services.     In certain operating regions, our businesses require access to utility poles, roadside conduits and leased fiber that interconnect our headends and/or connect our headends to telecommunications facilities of third parties. This infrastructure is, in some cases, owned by regional utility companies or other third party administrators, and access to the infrastructure is licensed to our businesses. In other operating regions, the transmission of cable programming content to regional headend facilities is accomplished via communications satellites owned by third parties, who, in some cases, are competitors. We cannot assure you that our businesses will be able to renew any existing access agreements with these third parties or enter into new agreements for additional access rights, which may be necessary for the expansion of our businesses in these regions. Any cancellation, delay or interruption in these access rights would disrupt the delivery of our products and services to customers in the affected regions. In addition, the failure to obtain additional access rights from such third parties could preclude expansionary efforts in these operating regions. We also cannot assure you that any alternative distribution means will be available in these regions, on reasonable terms or at all.

Factors Related to the Senior Notes

        Our holding company structure may affect your investment and our ability to service indebtedness.     Substantially all of our operations are conducted through our subsidiaries. As a result, we depend upon our subsidiaries' results of operations and rely on dividends, advances and transfers of funds from our subsidiaries to generate the funds necessary to meet our ongoing debt service obligations, including payment of our obligations under the senior notes. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on the senior notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments.

        Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the senior notes to participate in those assets, will be structurally subordinated to the claims of that subsidiary's creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

        Certain of our subsidiaries are subject to various debt instruments that contain restrictions on how they finance their operations and operate their businesses, which could impede their ability to engage in beneficial transactions.    Certain of our subsidiaries are subject to significant financial and operating restrictions contained in outstanding credit agreements and similar instruments of indebtedness. These restrictions will affect, and in some cases significantly limit or prohibit, among other things, the ability of those subsidiaries to:

  •
  borrow more funds;

  •
  pay dividends or make other upstream distributions;

  •
  make investments;

  •
  engage in transactions with us or other affiliates; or

  •
  create liens on their assets.

        As a result of restrictions contained in these credit facilities, our subsidiaries could be unable to obtain additional capital in the future to:

  •
  fund capital expenditures or acquisitions that could improve their value;

  •
  meet their loan and capital commitments to their business affiliates;

  •
  invest in companies in which they would otherwise invest;

  •
  fund any operating losses or future development of their business affiliates;

  •
  obtain lower borrowing costs that are available from secured lenders or engage in advantageous transactions that monetize their assets; or

  •
  conduct other necessary or prudent corporate activities.

        We are typically prohibited from or significantly restricted in accessing the net cash of our subsidiaries that have outstanding credit facilities.

        In addition, some of the credit agreements to which our subsidiaries are parties require them to maintain financial ratios, including ratios of total debt to operating cash flow and operating cash flow to interest expense. Their ability to meet these financial ratios and tests may be affected by events beyond their control, and we cannot assure you that they will be met. In the event of a default under such subsidiaries' credit agreements or indentures, the lenders may accelerate the maturity of the indebtedness under those agreements or indentures, which could result in a default under other outstanding credit facilities of these subsidiaries. We cannot assure you that any of these subsidiaries will have sufficient assets to pay indebtedness outstanding under their credit agreements and indentures. Any refinancing of this indebtedness is likely to contain similar restrictive covenants. See "Description of Other Debt."

        The senior notes are unsecured and effectively subordinated to secured indebtedness and structurally subordinated to all of the liabilities of our subsidiaries, and there are no operating or financial covenants in the indenture.    The senior notes are our general senior unsecured obligations, ranking equal in right of payment with our existing and any future unsubordinated and unsecured indebtedness. However, because the senior notes are unsecured, they are effectively junior to any of our secured indebtedness as to claims against the assets securing such indebtedness. While we currently have no substantial secured indebtedness, the indenture under which the senior notes are issued does not restrict our ability to incur indebtedness that is secured. In the event of our bankruptcy, liquidation or reorganization, or upon acceleration of the senior notes due to an event of default under the indenture and in certain other events, our assets will be available to pay obligations on the senior notes only after all secured indebtedness has been paid to the extent of the value of the assets securing such indebtedness. As a result, there may not be sufficient assets remaining to pay amounts due on any or all of the outstanding senior notes. The senior notes are structurally subordinated to all of the liabilities of our subsidiaries. In the event of bankruptcy, liquidation or reorganization of any of our subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment on their claims from assets of those subsidiaries before any assets are made available for distribution to UGC. At June 30, 2005, our subsidiaries had approximately $4.3 billion of indebtedness reflected on our consolidated balance sheet, to which the senior notes were structurally subordinated on that date.

        The senior notes are not guaranteed by Liberty Global    The senior notes are the sole obligations of UGC, except that Liberty Global has agreed by supplemental indentures to issue to UGC shares of Liberty Global Series A common stock and Liberty Global Series C common stock for UGC to deliver to noteholders who exercise their conversion right and become entitled to those shares. Liberty Global has not guaranteed, and has no obligations as to, the payment of principal, premium, if any, or interest under the senior notes.

        We may not report operating income or net earnings.    We have a history of reporting operating and net losses. Our net earnings (losses) from continuing operations amounted to $(356.3 million) (as restated—see note 27 to our consolidated financial statements included in our annual report on Form 10-K/A for the year ended December 31, 2004, incorporated by reference herein), $1,955.4 million and $988.3 million for the years ended December 31, 2004, 2003 and 2002, respectively. Although we had net earnings in 2003 and 2002, the net earnings were primarily attributable to gains on debt extinguishment of $2.1 billion and $2.2 billion, respectively. In light of our historical financial performance we cannot assure you that we will report operating income or net earnings in the near future or at all.

        Our substantial consolidated indebtedness could adversely affect our ability to raise additional capital and operate our business.    We have significant leverage. As of June 30, 2005, we had consolidated debt (excluding accrued interest) of approximately $4.9 billion, of which approximately $4.3 billion was debt of our subsidiaries. If we or our subsidiaries are unable to repay amounts due under, or otherwise comply with the covenants included in, our credit facilities and other debt instruments, the respective lenders could seek legal remedies, including initiating bankruptcy or liquidation proceedings against us or our subsidiaries or proceeding against the collateral granted to them to secure that debt.

        The degree to which we and our subsidiaries are leveraged could have other important consequences to you, including, but not limited to, the following:

  •
  a substantial portion of cash flow from operations is required to be dedicated to debt service and is not available for working capital, capital expenditures or other purposes;

  •
  our ability to obtain additional financing for our subsidiaries in the future could be limited;

  •
  we may be at a disadvantage compared to competitors that have proportionately less debt;

  •
  some of our subsidiaries' borrowings are at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates;

  •
  our ability to execute our business plan, compete effectively, respond adequately to unforeseen events and take advantage of opportunities could be limited; and

  •
  the high level of debt could make us more vulnerable to a downturn in operating performance and a decline in general economic conditions.

        We are exposed to the risk of fluctuations in interest rates, primarily through EURIBOR and LIBOR-indexed credit facilities. We maintain a mix of fixed and variable rate debt and enter into various derivative transactions pursuant to policies to manage exposure to movements in interest rates. We monitor interest rate risk exposures using techniques including market value and sensitivity analyses. We manage the credit risks associated with derivative financial instruments through the evaluation and monitoring of the creditworthiness of the counterparties. Although the counterparties may expose us to losses in the event of nonperformance, we do not expect such losses, if any, to be significant. We use interest rate exchange agreements to exchange, at specified intervals, the difference between fixed and variable interest amounts calculated by reference to an agreed-upon notional principal amount. We use interest rate cap agreements to lock in a maximum interest rate should variable rates rise, but enable us to otherwise pay lower market rates.

        We are able to incur additional indebtedness.    The indenture under which we issued the senior notes does not include any restrictive covenants, so we may incur substantial additional indebtedness in the future. We cannot assure you that we will be able to meet debt service obligations, including obligations under the senior notes.

        In the event that internally generated funds and amounts available under existing credit facilities are not sufficient to fund capital expenditures and debt service obligations, including the senior notes, we would be required to raise additional funds through the sale of equity securities, the refinancing of all or part of our indebtedness, the sale of assets or loans or capital contributions from our parent company Liberty Global. These alternatives are dependent upon financial, business and other general economic factors affecting us, many of which are beyond our control, and we cannot assure you that any of the alternatives would be available. While we believe that cash flow generated by operations, along with borrowing availability under existing credit facilities, will provide adequate sources of long-term liquidity, a significant drop in operating cash flows resulting from economic conditions, competition or other uncertainties beyond our control could increase the need for refinancing, new capital or both.

        There are no operating or financial covenants in the indenture. Neither we nor our subsidiaries are restricted from incurring additional debt, including senior or secured indebtedness, under the indenture. If we or our subsidiaries incur additional debt or liabilities, our ability to pay our obligations on the senior notes could be adversely affected. We expect that we and our subsidiaries will from time to time incur additional indebtedness and other liabilities. In addition, we are not restricted from paying dividends or repurchasing our securities under the indenture.

        An active trading market for the senior notes does not exist.    There is no public market for the senior notes. CS First Boston, the initial purchaser of the senior notes, has made a market in the senior notes, but it has no obligation to do so and may cease its market-making activities at any time. The senior notes are not listed on any securities exchange or eligible for trading on any quotation system. We cannot give you any assurance as to the continued existence or liquidity of any trading market for the senior notes. If an active market is not maintained, the trading price and the liquidity of the senior notes may be adversely affected.

        In addition, the liquidity and the trading price of the senior notes may be adversely affected by changes in the overall market for convertible securities and by changes in our and Liberty Global's financial performance or prospects, or in the prospects of the companies in our industry. The trading price of the senior notes may also be significantly affected by the trading price of the Liberty Global Series A common stock and the Liberty Global Series C common stock, which could be subject to wide fluctuations in response to a variety of factors, including those described in this "Risk Factors" section.

        We expect to discontinue filing periodic reports under Exchange Act as soon as permitted under the registration rights agreement.    In connection with the merger in which we became a wholly owned subsidiary of Liberty Global, we terminated the registration of our common stock under Section 12(g) of the Exchange Act. Although we continue to file periodic reports pursuant to Section 15(d) of the Exchange Act in compliance with our obligations under the registration rights agreement discussed under "Description of the Senior Notes—Registration Rights" below, we expect to discontinue filing periodic reports pursuant to Section 15(d) when we are no longer required to keep the registration statement of which this prospectus forms a part effective. Under the registration rights agreement, we expect that our obligation to keep the registration statement effective will end on or about April 6, 2006. After we cease filing periodic reports pursuant to Section 15(d) of the Exchange Act, noteholders will only be entitled to receive from us those reports described under "Description of the Senior Notes—Reports." The cessation of our reporting obligations under the Exchange Act may have a material adverse effect on the trading price and any market for the senior notes.

        The conditional conversion feature could result in your eventual receipt of less value than that which you might have received if the senior notes were unconditionally convertible into shares of the Liberty Global Series A common stock and you could be adversely affected by our right to settle conversions and repurchases upon a change of control on specified dates in euro, shares of the Liberty Global Series A common stock or a combination of euro and shares and our choice of the settlement consideration.    The senior notes are convertible into shares of Liberty Global Series A common stock only if specified conditions are met. If the specified conditions for conversion are not met, you will not be able to convert your senior notes.

As a result, you may not be able to receive the value of the Liberty Global Series A common stock into which the senior notes otherwise might have been convertible and the Liberty Global Series C common stock that would otherwise be deliverable upon such conversion.

        In addition to your right to convert the senior notes, the senior notes may be redeemed at our option on and after April 20, 2011 and you may require us to repurchase the senior notes on specified dates and upon a change of control. Although redemptions may be made only in euro, we have the right to settle conversions and repurchases upon a change of control in euro, shares of Liberty Global Series A common stock or a combination of euro and shares at our option. Whatever option we choose may result in you receiving less value than you would have received if we had chosen a different option.

        We may not have the ability to raise the funds necessary to purchase the senior notes on specified purchase dates, as required by the indenture governing the senior notes.    On April 15, 2011, April 15, 2014, and April 15, 2019, holders of the senior notes may require us to purchase their notes for euro. We cannot assure you that we will have sufficient financial resources, or will be able to arrange financing, to pay the purchase price for any senior notes tendered by holders. Our failure to purchase the senior notes when required would result in an event of default with respect to the senior notes.

        If you hold senior notes, you will not be entitled to any rights with respect to Liberty Global Series A common stock that your senior notes are convertible into or Liberty Global Series C common stock deliverable upon conversion of the senior notes, but you will be subject to all changes made with respect to Liberty Global Series A common stock and Liberty Global Series C common stock.    If you hold senior notes, you will not be entitled to any rights with respect to Liberty Global Series A common stock that your senior notes are convertible into and Liberty Global Series C common stock deliverable upon conversion of the senior notes (including, without limitation, any voting rights and rights to receive any dividends or other distributions on Liberty Global Series A common stock and Liberty Global Series C common stock), but you will be subject to all changes affecting Liberty Global Series A common stock and Liberty Global Series C common stock. For example, in the event that an amendment is proposed to Liberty Global's certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of Liberty Global Series A common stock and Liberty Global Series C common stock to you upon the conversion of your senior notes, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of Liberty Global Series A common stock or Liberty Global Series C common stock effected by the amendment.

        Liberty Global may issue additional shares of Liberty Global Series A common stock or Liberty Global Series C common stock and thereby materially and adversely affect the price of Liberty Global Series A common stock and Liberty Global Series C common stock.    Liberty Global is not restricted from issuing additional Liberty Global Series A common stock or Liberty Global Series C common stock during the life of the senior notes and has no obligation to consider your interests for any reason. If Liberty Global issues additional shares of Liberty Global Series A common stock or Liberty Global Series C common stock, it may materially and adversely affect the price of Liberty Global Series A common stock and Liberty Global Series C common stock and, in turn, the trading price of the senior notes.

        Changes in our and Liberty Global's credit rating or the capital markets could adversely affect the value of the senior notes.    The selling price or any premium offered for the senior notes will be based on a number of factors, including:

  •
  Our and Liberty Global's ratings with major credit rating agencies;

  •
  the prevailing interest rates being paid by other companies similar to us for similar securities; and

  •
  the overall condition of the financial markets.

        The condition of the capital markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Fluctuations in these factors could have an adverse effect on the price of the senior notes.

        In addition, credit rating agencies continually revise their ratings for the companies that they follow, including us and Liberty Global. The credit rating agencies also evaluate our industry as a whole and may change their credit ratings for us and Liberty Global based on their overall view of our industry. The senior notes are rated CCC+ by Standard & Poor's Rating Service. We cannot be sure that credit rating agencies will subsequently provide or maintain ratings on the senior notes. A negative change in our Liberty Global's ratings could have an adverse effect on the trading price of the senior notes.

        An adjustment to the conversion price or conversion terms of the senior notes may generate tax liabilities for you even though you will not actually receive a distribution of cash or other property.    If at any time the conversion price or other conversion terms of the senior notes are adjusted (subject to compliance with the terms of the indenture and with applicable stockholder approval rules set forth in Rule 4350 of the Nasdaq Marketplace Rules), it is possible that such adjustment in the conversion price or terms could result in a deemed stock distribution of Liberty Global Series A common stock or Liberty Global Series C common stock to holders of the senior notes that may be subject to U.S. federal income tax. See "Description of the Senior Notes—Conversion Price Adjustments." We urge you to consult your tax advisor to discuss the tax consequences associated with an adjustment to the conversion price or conversion terms of the senior notes. For a summary of the U.S. federal income tax consequences that are expected to be material to typical U.S. and non-U.S. holders that invest in the senior notes, see the discussion under the heading "Material United States Federal Income Tax Consequences."

FORWARD LOOKING STATEMENTS

        Some information in this prospectus contains, in addition to historical information, certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on management's beliefs, as well as on assumptions made by and information currently available to management. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, or industry results, to be materially different from what we say or imply with such forward-looking statements. All statements other than statements of historical fact included herein may constitute forward-looking statements. In addition, when we use the words "may," "will," "expects," "intends," "estimates," "anticipates," "believes," "plans," "seeks" or "continues" or the negative thereof or similar expressions herein, we intend to identify forward-looking statements. Although we believe that our expectations with respect to the forward-looking statements are based upon reasonable assumptions within the bounds of our knowledge of our business and operations, we cannot assure you that our actual results, performance or achievements will not differ materially from any future results, performance or achievements expressed or implied from such forward-looking statements. Such forward-looking statements involve known and unknown risks and could cause actual results to differ materially from our expectations, including, but not limited to:

  •
  national and international economic and market conditions;

  •
  competitive activities or other business conditions;

  •
  customer reception of our existing and future services;

  •
  statements concerning our plans, objectives and future economic prospects;

  •
  potential restructuring of our subsidiaries' capital structure;

  •
  potential refinancing of our subsidiary UPC Distribution's bank facility;

  •
  expectations, beliefs, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts;

  •
  changes in television viewing preferences and habits by our subscribers and potential subscribers and their acceptance of new technology, programming alternatives and new video services that we may offer and acceptance of our newer digital video, telephone and Internet access services;

  •
  our ability to manage and grow our newer digital video, telephone and Internet access services;

  •
  our ability to secure adequate capital to fund other system growth and development and planned acquisitions;

  •
  our ability to successfully close proposed transactions and restructurings;

  •
  risks inherent in investment and operations in foreign countries;

  •
  capital spending for the acquisition and/or development of telecommunications networks and services;

  •
  changes in government regulation in the broadband and programming industries in the countries in which we, and the entities in which we have interests, operate;

  •
  changes in the nature of key strategic relationships with joint venture partners;

  •
  consumer spending levels, including the availability and amount of individual consumer debt;

  •
  the expanded deployment of personal video recorders and the impact of television advertising revenue spending;

  •
  continued consolidation of the broadband distribution industry nationally and internationally;

  •
  uncertainties inherent in the development and integration of new business lines and business strategies;

  •
  currency exchange risks;

  •
  availability of qualified personnel;

  •
  government intervention which opens our broadband distribution networks to competitors;

  •
  our ability to successfully negotiate rate increases with local authorities;

  •
  uncertainties associated with our ability to comply with the internal control requirements of the Sarbanes-Oxley Act of 2002;

  •
  rapid technological changes;

  •
  the ability of suppliers and vendors to deliver products, equipment, software and services;

  •
  the outcome of any pending or threatened litigation;

  •
  competitor responses to our products and services, and the products and services of the entities in which it has interests; and

  •
  threatened terrorists attacks and ongoing military action in the Middle East and other parts of the world.

        You should be aware that the video, voice and Internet access services industries are changing rapidly, and, therefore, the forward-looking statements and statements of expectations, plans and intent herein are subject to a greater degree of risk than similar statements regarding certain other industries.

        We caution you not to place undue reliance on the forward-looking statements contained or incorporated by reference in this statement. These forward-looking statements speak only as of the date on which the statements were made. Except as may be required by law, we have no obligation to update or alter these forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

        We will not receive any proceeds from the sale by the selling security holders of the senior notes covered by this prospectus.

DESCRIPTION OF THE SENIOR NOTES

        The 1 3/4% Convertible Senior Notes due April 15, 2024 were issued pursuant to an indenture dated as of April 6, 2004, between The Bank of New York, as trustee, and us. The indenture has been amended and supplemented by the first supplemental indenture dated as of May 24, 2005 between the Trustee and us, the second supplemental indenture dated as of June 15, 2005, among the Trustee, Liberty Global and us and the third supplemental indenture dated as of August 26, 2005, among the Trustee, Liberty Global and us. When used in this prospectus, the term "indenture" means the indenture as so amended and supplemented.

        The following summary of certain provisions of the indenture and the senior notes does not purport to be complete and is qualified in its entirety by reference to all the provisions of the indenture and the senior notes. It does not restate the indenture or the senior notes in their entirety. We urge you to read the indenture and the senior notes because they, and not this description, define your rights as a holder of the senior notes. Copies of the form of indenture and form of certificate evidencing the senior notes are available from us on request at our address set forth under "Where You Can Find More Information About Us."

        Capitalized terms used and not otherwise defined in this section have the meanings ascribed to them in the indenture. In this section of this prospectus, when we refer to "we," "our," "us," or "UGC" we are referring to UnitedGlobalCom, Inc. and not any of its subsidiaries or to Liberty Global or any of its subsidiaries (other than UGC). In this section of the prospectus, when we refer to Liberty Global, we are referring to Liberty Global, Inc. and not to any of its subsidiaries.

Ranking; Holding Company Structure

        The senior notes:

  •
  are our unsecured, general obligations;

  •
  rank equally in right of payment with all of our other existing and future unsubordinated and unsecured indebtedness; and

  •
  rank senior in right of payment to all of our existing and future subordinated indebtedness.

        Our operations are conducted through our subsidiaries and, therefore, we depend on the cash flow of our subsidiaries to meet our obligations, including our obligations under the senior notes. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on the senior notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. Any distribution of earnings to us from our subsidiaries, or advances or other distributions of funds by these subsidiaries to us, all of which are subject to statutory or contractual restrictions, are contingent upon the subsidiaries' earnings and are subject to various business considerations.

        The senior notes are structurally subordinated in right of payment to all indebtedness and other liabilities and commitments (including trade payables and lease obligations) and preferred stock of our subsidiaries. Any right we have to receive assets of any of our subsidiaries upon the subsidiary's liquidation or reorganization (and the consequent right of the holders of the senior notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors and preferred interest holders, except to the extent that we are recognized as a creditor of the subsidiary, in which case our claims would still be subordinate in right of payment to any security in the assets of the subsidiary and any indebtedness of the subsidiary senior to that held by us. As of June 30, 2005, we had outstanding no indebtedness, whether secured or unsecured or subordinated or unsubordinated other than the senior notes in the principal amount of €500 million. As of June 30, 2005, our subsidiaries had approximately $4.3 billion of indebtedness outstanding, all of which ranked structurally senior to the senior notes. The indenture does not limit the amount of indebtedness, including secured indebtedness, that we or our subsidiaries may incur.

        Neither we nor our subsidiaries are restricted from paying dividends, incurring debt, or issuing or repurchasing our securities under the indenture. However, other agreements to which some of our subsidiaries are parties restrict those subsidiaries from paying dividends. In addition, the indenture does not contain any financial or operating covenants. You are not protected under the indenture in the event of a highly leveraged transaction or a change of control of us, except to the extent described under "—Purchase of Senior Notes at Your Option Upon a Change of Control."

Principal, Maturity and Interest

        The senior notes are limited to €500 million aggregate principal amount and mature on April 15, 2024, unless earlier converted by you, redeemed at our option or repurchased by us at your option.

        Interest on the senior notes accrues at the annual rate of 1 3/4%, which rate may be increased as described in "—Registration Rights" below, and is payable semiannually in arrears, on April 15 and October 15 (each an "interest payment date") to the record holders thereof at the close of business on each preceding April 1 and October 1 (each a "record date"), except that we will pay interest payable at maturity or on a repurchase or redemption date to the person or persons to whom principal is payable. If any date on which interest is payable is not a business day, we will pay interest on the next business day (without any interest or other payment due on account of the delay). Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. If the maturity date or any redemption date or purchase date for the senior notes falls on a day that is not a business day, we will pay the interest and principal on the next business day (without any interest or other payment due on account of the delay). A "business day" means any day (other than Saturdays and Sundays) on which the banking institutions in New York City are open for business.

        Interest on the senior notes accrues from the date it was most recently paid, which as of the date of this prospectus was April 15, 2005.

        The holders of senior notes must surrender their senior notes to a paying agent to collect principal payments. Any cash or securities deposited with the trustee or any paying agent, or then held by us, in trust for the payment of principal of any senior notes and remaining unclaimed for two years after such amount has become due and payable shall be paid to us on our request, or, if then held by us, shall be discharged from such trust; and the holders of such senior notes shall thereafter, as unsecured general creditors, look only to us for payment thereof, and all liability of the trustee or such paying agent with respect to such trust money, and all liability of us as trustee thereof, shall thereupon cease.

        We have appointed The Bank of New York to serve as registrar and paying agent for the senior notes. The address of The Bank of New York is 101 Barclay Street, New York, New York 10286.

        The senior notes were issued without coupons and in fully registered form only, in minimum denominations of €1,000 principal amount and in integral multiples of €1,000. No service charge will be made for any registration of transfer or exchange of the senior notes, but we may require payment to cover any transfer tax or similar governmental charge.

Conversion of Senior Notes

General

        Subject to the satisfaction of the conditions and under the circumstances described below, holders may convert their senior notes into shares of Liberty Global Series A common stock at a conversion price of €45.2719, which may be adjusted from time to time. We may satisfy any conversion of senior notes, at our option, with such shares or with euro or a combination of euro and shares of Liberty

Global Series A common stock. Holders may surrender senior notes for conversion prior to the maturity of the senior notes in the following circumstances:

  •
  upon satisfaction of the market price condition;

  •
  we call your senior notes for redemption;

  •
  upon satisfaction of the trading price conditions; or

  •
  Liberty Global makes certain distributions to holders of its Series A common stock or Liberty Global effects specified corporate transactions.

        On August 8, 2005, Liberty Global announced that its board of directors had approved a stock dividend of one share of Liberty Global's Series C common stock for each share of Liberty Global Series A common stock and Liberty Global Series B common stock, in each case, issued and outstanding at 5:00 p.m., New York City time, on August 26, 2005, the record date of the Liberty Global Series C common stock dividend. In lieu of an adjustment to the conversion price of the senior notes, holders will participate in the Liberty Global Series C common stock dividend upon conversion of their senior notes. UGC has the obligation (the "Series C Dividend Share Obligation") to deliver to holders of the senior notes, upon conversion of their senior notes, in addition to the shares of Series A common stock (or, at our option, one of the other settlement options available to us) to which they are entitled, the number of whole shares of Series C common stock they would have received had they converted their notes immediately prior to the record date of the Liberty Global Series C stock dividend, subject to adjustment from time to time in accordance with the indenture. Based on the current conversion price of €45.2719 per share of Liberty Global Series A common stock and the conversion procedures set forth in the indenture, had holders converted their notes immediately prior to the record date of the Liberty Global Series C stock dividend, holders would have received 22.0888 shares of Liberty Global Series A common stock per €1,000 principal amount of senior notes, rounded down to the nearest whole number of shares (subject to our right to settle the conversion in whole or part with cash), with a cash payment in lieu of a fractional share of Liberty Global Series A common stock otherwise payable. Accordingly, upon conversion of the senior notes you would have also received a whole number of shares of Liberty Global Series C common stock equal to that number of shares of Liberty Global Series A common stock issuable upon conversion.

        Liberty Global has agreed in the second supplemental indenture to issue shares of Liberty Global Series A common stock for UGC to deliver to noteholders in satisfaction of UGC's Conversion Obligation. In addition, Liberty Global has agreed in the third supplemental indenture to issues shares of Liberty Global Series C common stock for UGC to deliver to noteholders in satisfaction of UGC's Series C Dividend Share Obligation. Liberty Global has not assumed any other obligation under the indenture or with respect to the senior notes.

Conversion Upon Satisfaction of the Market Price Condition

        A holder may surrender any or all of its senior notes for conversion into shares of Liberty Global Series A common stock:

  •
  during any calendar quarter commencing after March 31, 2004, if (A) the product of (1) the closing sale price of Liberty Global Series A common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the quarter preceding the quarter in which the conversion occurs and (2) the currency rate on each such day exceeds (B) 130% of the conversion price per share of Liberty Global Series A common stock on that 30th trading day; or

  •
  during any calendar quarter commencing after August 26, 2005, if (A) the product of (1) the sum of the closing sale price of Liberty Global Series A common stock and the closing sale price of Liberty Global Series C common stock for at least 20 combined trading days (each of which is a trading day for both the Liberty Global Series A common stock and Liberty Global Series C common stock) in the period of 30 consecutive combined trading days ending on the last combined trading day of the quarter preceding the quarter in which the conversion occurs and (2) the currency rate on each such day exceeds (B) 130% of the conversion price per share of Liberty Global Series A common stock on that 30th combined trading day.

The conversion agent, which initially is the trustee, will determine on our behalf and with our cooperation at the end of each quarter whether the senior notes are convertible as a result of the market price of Liberty Global Series A common stock or the combined market price of the Liberty Global Series A common stock and the Liberty Global Series C common stock.

        The "closing sale price" of Liberty Global Series A common stock or Liberty Global Series C common stock, as applicable, means, on any date of determination, the closing per share sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) of the Liberty Global Series A common stock or Liberty Global Series C common stock, as applicable, on such date on the Nasdaq National Market as reported by the Nasdaq National Market, or if the shares of the Liberty Global Series A common stock or Liberty Global Series C common stock, as applicable, are not then quoted on the Nasdaq National Market, on the principal United States securities exchange on which Liberty Global Series A common stock or Liberty Global Series C common stock, as applicable, is listed, as reported in composite transactions, or, if Liberty Global Series A common stock or Liberty Global Series C common stock, as applicable, is not listed on a United States securities exchange, as reported by the National Quotation Bureau Incorporated or similar organization.

        The "currency rate" means, for any day for which it is to be determined, the noon buying rate between the euro and the U.S. dollar (in euro per U.S. dollar) as quoted by the Federal Reserve Bank of New York. If no noon buying rate is quoted on a day for which the currency rate is to be determined, the currency rate on that day is the noon buying rate quoted on the first day on which such rate is quoted preceding that day on which the currency rate was to be determined.

        The conversion price on the date of this prospectus of €45.2719 is equivalent to a conversion rate of approximately 22.0888 shares per €1,000 principal amount of senior notes.

Conversion Upon Notice of Redemption

        A holder may surrender for conversion any of its senior notes as to which we have issued a notice of redemption, even if the senior notes are not otherwise convertible at that time. To be effective, a holder must surrender its senior notes for conversion prior to the close of business on the second business day immediately preceding the redemption date.

        When we say "close of business," we mean the close of business in the city in which the conversion agent or paying agent, as the case may be, to whom senior notes are surrendered for conversion, redemption or repurchase by us is located.

Conversion Upon Trading Price or Adjusted Trading Price of the Senior Notes Falling Below Trading Value or Adjusted Trading Value of the Senior Notes

        A holder may surrender any of its senior notes for conversion into shares of Liberty Global Series A common stock:

  •
  during the five consecutive trading-day period immediately following any ten consecutive trading-day period in which the trading price for the senior notes for each day of such period was less than 100% of the conversion value of the senior notes on the same day; or

  •
  during the five consecutive combined trading day period immediately following any ten consecutive combined trading day period in which the adjusted trading price of the senior notes for each combined trading day of such period was less than 100% of the adjusted conversion value of the senior notes on the same combined trading day.

        The "trading price" of the senior notes means, on any date of determination, the average of the secondary market bid quotations per €1,000 principal amount of senior notes obtained by the conversion agent for €5,000,000 principal amount of senior notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided, that if at least three such bids cannot reasonably be obtained by the conversion agent, but two such bids can reasonably be obtained, then the average of these two bids shall be used; provided, further, that if at least two such bids cannot reasonably be obtained, but one such bid can reasonably be obtained, this one bid shall be used. If the conversion agent cannot reasonably obtain at least one bid for €5,000,000 principal amount of the senior notes from a nationally recognized securities dealer or, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the senior notes, then the trading price of the senior notes will equal (a) the applicable conversion rate of the senior notes multiplied by (b) the product of (i) the average closing sale price of Liberty Global Series A common stock for the five trading days ending on such determination date and (ii) the currency rate on such determination date.

        The "conversion value" of the senior notes is equal to the product of (A) the closing sale price of shares of Liberty Global Series A common stock on a given day multiplied by the currency rate on such day and (B) the number of shares of Liberty Global Series A common stock issuable upon conversion of €1,000 principal amount of the senior notes (which will then equal €1,000 divided by the then applicable conversion price).

        A "combined trading day" means a day which is a trading day for both the Liberty Global Series A common stock and the Liberty Global Series C common stock.

        The "adjusted trading price" of the senior notes means, on any date of determination, the average of the secondary market bid quotations per €1,000 principal amount of senior notes obtained by the conversion agent for €5,000,000 principal amount of senior notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided, that if at least three such bids cannot reasonably be obtained by the conversion agent, but two such bids can reasonably be obtained, then the average of these two bids shall be used; provided, further, that if at least two such bids cannot reasonably be obtained, but one such bid can reasonably be obtained, this one bid shall be used. If the conversion agent cannot reasonably obtain at least one bid for €5,000,000 principal amount of the senior notes from a nationally recognized securities dealer or, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the senior notes, then the adjusted trading price of the senior notes will equal the sum of (a) the product of (x) the number of shares of Liberty Global Series A common stock into which €1,000 principal amount of the senior notes is convertible on such date of determination, and (y) the average closing sale price of the Liberty Global Series A common stock for the five combined trading days ending on such determination date multiplied by the currency rate on such determination date, plus (b) the product of (x) the number of shares of Liberty Global Series C common stock deliverable upon conversion of €1,000 principal amount of the senior notes on such date of determination, and (y) the average closing sale price of the Liberty Global Series C common stock for the five combined trading days ending on such determination date multiplied by the currency rate on such determination date.

        The "adjusted conversion value" of a senior note means, on any date of determination, the sum of (i) the product of (a) the closing sale price of the Liberty Global Series A common stock on such date multiplied by the currency rate on such date and (b) the number of shares of Series A Common Stock issuable upon conversion of €1,000 in principal amount of the senior notes on such date (which will equal €1,000 divided by the then applicable conversion price) plus (ii) the product of (a) the closing sales price of the Liberty Global Series C common stock on such date multiplied by the currency rate on such date and (b) the number of shares of Liberty Global Series C common stock deliverable upon conversion of €1,000 in principal amount of the Senior notes on such date.

        The conversion agent has no obligation to determine the trading price or the adjusted trading price of the senior notes unless we have requested it to make that determination, and we have no obligation to make that request unless a holder of senior notes provides us with reasonable evidence that the trading price or the adjusted trading price of the senior notes is less than 100% of the conversion value or adjusted conversion value, as applicable, of the senior notes.

Conversion Upon Certain Distributions or Specified Corporate Events

        If Liberty Global distributes to all holders of its Series A common stock:

  •
  rights entitling them to purchase, for a period expiring within 60 days after the date of the distribution, shares of Liberty Global Series A common stock at less than the closing sale price of Liberty Global Series A common stock on the trading day immediately preceding the declaration date of such distribution, or

  •
  cash or other assets, debt securities or rights to purchase our securities, which distribution has a per share value as determined by our board of directors exceeding 10% of the closing sale price of Liberty Global Series A common stock on the trading day immediately preceding the declaration date of such distribution,

Liberty Global or we must notify holders of senior notes at least 20 days prior to the earlier of the record date and the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their senior notes for conversion, in whole or in part, at any time until the close of business on the earlier of the business day immediately prior to the record date and the date of Liberty Global's announcement that such distribution will not take place, even if the senior notes are not otherwise convertible at that time. Holders of senior notes do not have a conversion right upon the occurrence of a distribution otherwise contemplated hereby if they have a right to participate in the distribution without conversion. For this purpose, an adjustment to the conversion price of the senior notes does not constitute "participation" in the distribution. The "ex-dividend date" is the first date upon which a sale of the Liberty Global Series A common stock does not automatically transfer the right to receive the relevant distribution from the seller of the shares.

        In addition, if Liberty Global becomes a party to a consolidation, merger, binding share exchange or sale of all or substantially all of its assets, pursuant to which its Series A common stock would be converted into cash, securities or other property, holders may surrender senior notes for conversion at any time from and after the opening of business on the day 15 days prior to the anticipated effective date of the transaction until the close of business on the earlier of the effective date of the transaction and the date on which Liberty Global announces that the transaction will not take place. If the transaction also constitutes a change of control, the period during which you may convert your senior notes will be extended until the close of business on the second business day prior to the change of control purchase date described under "—Purchase of Senior Notes at Your Option Upon Change of Control." However, holders of senior notes do not have a conversion right in connection with a consolidation, merger, binding share exchange or sale of all or substantially all of Liberty Global's assets if at least 90% of the consideration (excluding cash payments for fractional share interests and cash payments pursuant to dissenters' rights) received by Liberty Global's shareholders for their Series A common stock in such transaction consists of common stock, American Depositary Shares or other certificates representing equity interests traded on a United States national securities exchange or quoted on the Nasdaq Stock Market, or will be so traded or quoted when issued or exchanged in connection with such transaction and as a result of such transaction or transactions the senior notes become convertible into such publicly traded securities.

        If Liberty Global engages in certain reclassifications of its Series A common stock or is a party to a consolidation, merger, binding share exchange or sale of all or substantially all of its assets pursuant to which Liberty Global Series A common stock is converted into cash, securities or other property, then from and after the effective time of the transaction, the right to convert the senior notes into Liberty Global Series A common stock will be changed into a right to convert the senior notes into the kind and amount of cash, securities or other property which the holder would have received if the holder had converted its senior notes immediately prior to the transaction. No adjustment will be made to the conversion price of the senior notes as a result of a transaction described in the preceding sentence.

        If any transaction described in the preceding paragraph also constitutes a change of control, holders of senior notes can require us to purchase all of a portion of their senior notes as described under "—Purchase of Senior Notes at Your Option Upon Change of Control."

        If a holder of a senior note has delivered notice of its election to have such note purchased at its option as described in the section "—Purchase of Senior Notes at Your Option on Specified Dates" or as a result of a change of control as described in the section "—Purchase of Senior Notes at Your Option Upon a Change of Control," such note may only be converted if the notice of election is withdrawn in accordance with the procedures described in those respective sections.

Conversion Procedures

        During any period in which the senior notes are convertible, a holder may convert its senior notes, in whole or in part, so long as the senior notes converted are in integral multiples of €1,000.

        Upon conversion, we will deliver to you, at our option as described in the section "—Conversion Settlement Options," shares of Liberty Global Series A common stock, euro or a combination of euro and shares of Liberty Global Series A common stock in exchange for your senior note. If your senior note has any accrued but unpaid interest thereon at the time of conversion, you will not receive an additional payment in respect of such accrued and unpaid interest and we will not adjust the conversion price of your senior note to account for such interest.

        Instead, pursuant to the indenture, a portion of the euro or shares of Liberty Global Series A common stock, or both, that we deliver to you in satisfaction of our conversion obligation shall be considered received by you in respect of any accrued but unpaid interest. Any such accrued but unpaid interest shall be considered first paid in euro and, to the extent necessary, any remaining accrued but unpaid interest shall be considered paid in shares of Liberty Global Series A common stock.

        Upon conversion of the senior notes, we will also deliver to you the number of whole shares of Series C common stock that would have been received had the senior notes that you are converting been converted immediately prior to the record date of the Liberty Global Series C common stock dividend, as may be adjusted from time to time in accordance with the indenture.

        We will not deliver fractional shares of Liberty Global Series A common stock or Liberty Global Series C common stock. Instead, to the extent you would otherwise be entitled to a fractional share, we will make a payment to you in euro based on the closing sale price of Liberty Global Series A common stock or Liberty Global Series C common stock, as applicable, on the trading day immediately prior to the conversion date and the currency rate on that trading day.

        Delivery of the shares or euro or both payable by us in satisfaction of your conversion right is deemed to satisfy our obligation to pay the principal amount of the senior notes and to satisfy our obligation to pay accrued and unpaid interest attributable to the period from the most recent interest payment date through the conversion date. As a result, unpaid interest through the conversion date is deemed to be paid in full rather than cancelled, extinguished or forfeited.

        If a holder surrenders a senior note for conversion between the close of business on any record date for the payment of an installment of interest and the opening of business on the related interest payment date, the holder must deliver payment to us in euro in an amount equal to the interest payable on that interest payment date on the principal amount to be converted together with the senior note to being surrendered for conversion.

        If a holder converts its senior notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of any share of Liberty Global Series A common stock or Liberty Global Series C common stock upon the conversion, unless the tax is due because the holder requests that the shares be issued or delivered to a person other than the holder, in which case the holder is required to pay the tax.

        For so long as the senior notes are represented by global notes registered in the name of the common depositary for the Clearing Systems or its nominee, conversions may be effected regular way only through participants in the Clearing Systems in accordance with their respective rules and operating procedures. The conversion right at that time will be exercisable by a holder of a senior note in certificate form as follows:

  •
  by completing and manually signing a conversion notice in the form available from the conversion agent, which is initially the trustee, and delivering the conversion notice to the conversion agent;

  •
  by surrendering the senior notes to be converted to the conversion agent;

  •
  if the conversion date occurs between the close of business on the record date for an installment of interest and the opening of business on the payment date for the related interest payment date, by delivering euro in an amount equal to the interest payable on that interest payment date on the principal amount to be converted;

  •
  if required, by furnishing appropriate endorsement and transfer documents; and

  •
  if required, by paying all transfer or similar taxes.

        We refer to the date on which all of the foregoing requirements for conversion of a particular senior note are satisfied as the conversion date for that senior note. We will settle the conversion of a senior note after the conversion date within the period described under "—Conversion Settlement Options" below. The delivery of a conversion notice is irrevocable.

Conversion Settlement Options

        Upon conversion, we will satisfy all of our obligations (the "conversion obligation") by delivering to you, at our option, either (a) shares of Liberty Global Series A common stock, (b) euro or (c) a combination of euro and shares of Liberty Global Series A common stock, as follows:

  (1)
  Share Settlement. If we elect to satisfy our conversion obligation entirely in shares of Liberty Global Series A common stock, then we will deliver to you a number of shares of Liberty Global Series A common stock equal to the aggregate principal amount of the senior notes you are converting divided by the then applicable conversion price.

  (2)
  Cash Settlement. If we elect to satisfy our conversion obligation entirely in euro, then we will deliver to you euro in an amount equal to the product of (A) a number equal to the aggregate principal amount of senior notes to be converted by you divided by the then applicable conversion price, and (B) the arithmetic mean of the volume weighted average prices of Liberty Global Series A common stock on each trading day during the applicable cash settlement averaging period described below determined after converting such prices to euro by multiplying each such price by the currency rate on the applicable trading day.

  (3)
  Combined Settlement. If we elect to satisfy a portion of the conversion obligation in euro (the "partial cash amount") and a portion in shares of Liberty Global Series A common stock, then we will deliver to you such partial cash amount plus a number of shares equal to (A) the cash settlement amount as set forth in clause (2) above minus such partial cash amount, divided by (B) the arithmetic mean of the volume weighted average prices of Liberty Global Series A common stock on each trading day during the applicable cash settlement averaging period described below determined after converting such prices to euro by multiplying each such price by the currency rate on the applicable trading day.

        The applicable cash settlement averaging period is the five trading-day period beginning on the first trading day after the conversion date.

        Subject to the other provisions of the indenture and the senior notes, a holder, upon conversion of its senior notes, shall be entitled to receive from us, in addition to the shares of Liberty Global Series A common stock, cash or combination of cash and shares of Liberty Global Series A common stock delivered by us to such holder upon such conversion, a number of whole shares of Liberty Global Series C common stock equal to the number of shares of Liberty Global Series C common stock that such holder would have received if it had converted the same principal amount of senior notes immediately prior to the record date of the Liberty Global Series C stock dividend, subject to adjustment from time to time in accordance with the indenture. The number of shares of Liberty Global Series C common stock that a holder will be entitled to receive will be based on the total principal amount of senior notes surrendered for conversion by a holder for a particular conversion date, and the name(s) in which the certificate(s) for shares of Series C common stock are issued, and the address(es) to which such certificate(s) are delivered, shall be the same as those stated in the conversion notice for the shares of Series A common stock that may be issued upon such conversion.

        If we elect to satisfy our conversion obligation solely in shares of Liberty Global Series A common stock (and euro for any fractional share interest), delivery of such shares will occur within three trading days after the conversion date. If we elect to satisfy our conversion obligation by cash settlement or combined settlement, delivery of such euro or euro and shares will occur within three trading days after the applicable cash settlement period. If any day for settlement in respect of the senior notes is not a business day, such settlement will not be made until the next following business day, and no interest or other payment shall be paid in respect of the delay in such settlement. The shares of Liberty Global Series C common stock deliverable upon conversion of the senior notes shall be delivered at the same time as we effect delivery under the settlement method that we elect.

        If we choose to satisfy the conversion obligation by cash settlement or combined settlement, then we will notify you, through the trustee, of the percentage or amount to be satisfied in euro at any time on or before the date that is two business days following receipt of your notice of conversion. Share settlement will apply automatically if we do not notify you that we have chosen another settlement method.

        Liberty Global will not issue and we will not deliver in any event fractional shares of Liberty Global Series A common stock or Liberty Global Series C common stock upon conversion of senior notes. To the extent a holder would otherwise be entitled to a fractional share interest, we will pay euro in lieu of such fractional share interest based on the closing sale price of Liberty Global Series A common stock or Liberty Global Series C common stock, as applicable, on the trading day immediately prior to the conversion date and the currency rate on such trading day.

        A "trading day" means a day during which trading in securities generally occurs on the Nasdaq National Market (or, if Liberty Global Series A common stock is not quoted on the Nasdaq National

Market, on the principal other market on which Liberty Global Series A common stock is then traded), other than a day on which a material suspension of or limitation on trading is imposed that affects either the Nasdaq National Market (or, if applicable, such other market) in its entirety or only the shares of Liberty Global Series A common stock (by reason of movements in price exceeding limits permitted by the relevant market on which the shares are traded or otherwise) or on which the Nasdaq National Market (or, if applicable, such other market) cannot clear the transfer of shares of Liberty Global Series A common stock due to an event beyond Liberty Global's control.

        The "volume weighted average price" of one share of Liberty Global Series A common stock on any trading day means the volume weighted average prices as displayed under the heading "Bloomberg VWAP" on Bloomberg Page LBTYA <equity> [AQR] in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on that trading day (or if such volume weighted average price is not available, the market value of one share of Liberty Global Series A common stock on such trading day as we determine in good faith using a volume weighted method).

        If an event of default, as described under "—Events of Default and Remedies" below (other than a default in a euro payment upon conversion of the senior notes), has occurred and is continuing, we may not pay euro upon conversion of any senior note or portion of a senior note (other than euro in lieu of fractional share interests).

Adjustments to Conversion Price and the Number of Shares of Series C Common Stock to be Delivered upon Conversion

        The conversion price will be adjusted upon the occurrence of any of the following events (without duplication):

  (1)
  the issuance of shares of Liberty Global Series A common stock as a dividend or distribution on Liberty Global Series A common stock;

  (2)
  the subdivision or combination of the outstanding Liberty Global Series A common stock;

  (3)
  the issuance to all holders of Liberty Global Series A common stock of rights or warrants entitling them to purchase, for a period of not more than 60 days after the date of issuance, Liberty Global Series A common stock, or securities convertible into Liberty Global Series A common stock, at a price per share or a conversion price per share less than the closing sale price per share on the record date for the determination of shareholders entitled to receive the rights or warrants;

  (4)
  the distribution to all holders of Liberty Global Series A common stock of shares of Liberty Global's capital stock, evidences of indebtedness or other non-cash assets, or rights or warrants, excluding:

    •
    dividends, distributions and rights or warrants referred to in clause (1) or (3) above;

    •
    dividends or distributions exclusively in cash referred to in clause (5) below; and

    •
    distribution of rights to all holders of Liberty Global Series A common stock pursuant to an adoption of a shareholder rights plan;

  (5)
  the dividend or distribution to all holders of Liberty Global Series A common stock of cash; and

  (6)
  the purchase of Liberty Global Series A common stock pursuant to a tender offer made by Liberty Global or any of its subsidiaries to the extent that the same involves per share consideration that exceeds the closing sale price of Liberty Global Series A common stock on the trading day on which the tender offer is announced.

        Notwithstanding the foregoing, in the event of an adjustment pursuant to the fifth or sixth clauses above, in no event shall the conversion price be less than €6.9024.

        Subject to compliance with applicable stockholder approval rules set forth in Rule 4350 of the Nasdaq Marketplace Rules, we are permitted to reduce the conversion price of the senior notes by any amount for a period of at least 20 business days if our board of directors determines that such reduction would be in our best interest. We are required to give at least 15 days prior notice of any reduction in the conversion price. Subject to compliance with applicable stockholder approval rules set forth in Rule 4350 of the Nasdaq Marketplace Rules, we also may reduce the conversion price to avoid or diminish income tax to holders of Liberty Global Series A common stock or rights to purchase Liberty Global Series A common stock in connection with a dividend or distribution of stock or similar event. In addition, subject to compliance with applicable stockholder approval rules set forth in Rule 4350 of the Nasdaq Marketplace Rules, we are permitted to increase the number of shares of Liberty Global Series C common stock to be delivered upon conversion of the senior notes, in addition to other adjustments permitted under the indenture, as our board or directors determines advisable to avoid or diminish any income tax to holders of Liberty Global Series C common stock or rights to purchase Liberty Global Series C common stock in connection with any dividend or distribution of stock from any event treated as such for income tax purposes.

        If Liberty Global takes any action with respect to the Liberty Global Series C common stock of the type that, if taken with respect to the Liberty Global Series A common stock, would require the conversion price to be adjusted, we will effect an adjustment to the number of shares of Liberty Global Series C common stock to be delivered upon conversion of the senior notes so as to approximate, in the reasonable judgment of our board of directors, the adjustments contemplated by the indenture as it applies to adjustments of the conversion price, in each case taking into account the difference between a share adjustment and a price adjustment. If the adjustment is made as a result of a cash dividend or distribution to holders of Liberty Global Series C common stock, the adjustment will only be made to the extent that, after giving effect to such adjustment, the number of shares deliverable upon conversion of €1,000 principal amount of senior notes will not exceed the product of (x) the initial number of shares of Liberty Global Series C common stock deliverable upon conversion of €1,000 principal amount of senior notes and (y) a fraction, the numerator of which is the initial conversion price that was applicable to the Liberty Global Series A common stock under the indenture and the denominator of which is the conversion floor.

        No adjustment in the conversion price or the number of shares of Liberty Global Series C common stock to be delivered upon conversion of the senior notes is required unless it would result in a change in the conversion price or number of shares of Liberty Global Series C common stock to be delivered upon conversion of the senior notes, as applicable, of at least one percent. Any adjustment not made will be taken into account in subsequent adjustments. Except as stated above, we will not adjust the conversion price for the issuance of Liberty Global Series A common stock or any securities convertible into or exchangeable for Liberty Global Series A common stock or Liberty Global Series C common stock or the right to purchase Liberty Global Series A common stock or Liberty Global Series C common stock or such convertible or exchangeable securities.

        You may, in some circumstances, be deemed to have received a distribution or dividend subject to United States federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion price or other conversion terms of the senior notes. For a summary of the U.S. federal income tax consequences that may arise for typical U.S. and non-U.S. holders in connection with an adjustment to the conversion price of the senior notes, see the relevant portions of the discussion under the heading "Material United States Federal Income Tax Consequences."

Optional Redemption

        Prior to April 20, 2011, the senior notes are not redeemable. On or after April 20, 2011, we may redeem the senior notes for euro at our option, in whole or in part, at a redemption price equal to 100% of the principal amount of the senior notes being redeemed, together with accrued and unpaid interest thereon to, but excluding, the date of redemption. Notice of any redemption will be sent at least 15 days and not more than 60 days prior to the date fixed for redemption, to the trustee, to the paying agents and to the holder of each senior note to be redeemed to such holder's last address as then shown upon the registry books of our registrar.

        In the case of a partial redemption, the trustee will select the senior notes or portions thereof for redemption on a pro rata basis. The senior notes may be redeemed in part in multiples of €1,000 only. If a portion of your senior notes is selected for partial redemption and you surrender a portion of your senior notes for conversion, the portion you surrender for conversion will be deemed to be from the portion selected for redemption.

        Holders may surrender for conversion senior notes called for redemption until the close of business on the day that is two business days prior to the redemption date.

        Once a notice of redemption is given and the paying agent holds money sufficient to pay the redemption amount of the senior notes called for redemption on the date of redemption, then immediately after the redemption date, the senior notes will cease to be outstanding, interest on the senior notes called for redemption will cease to accrue and all rights of the holders thereof will cease, except for the right of holders to receive the redemption amount.

Mandatory Redemption

        The senior notes do not have the benefit of any sinking fund. We are not required to redeem or purchase the senior notes prior to their stated maturity except as described below under "—Purchase of Senior Notes at Your Option on Specified Dates" and "—Purchase of Senior Notes at Your Option Upon a Change of Control."

Purchase of Senior Notes at Your Option on Specified Dates

        Holders of the senior notes have the right, at their election, to tender all or part of their senior notes for purchase by us on April 15, 2011, April 15, 2014, and April 15, 2019, for a purchase price equal to 100% of the principal amount of the senior notes to be purchased, plus accrued and unpaid interest thereon to, but excluding, the purchase date. We refer to these dates as purchase dates. We will pay the purchase price in euro. Holders may submit their senior notes for purchase to the paying agent at any time from the opening of business on the date that is 20 business days prior to the purchase date until the close of business on the fifth business day prior to the purchase date. Holders may require us to purchase senior notes in part in an integral multiple of €1,000 only.

        On a date not less than 20 business days prior to each purchase date, we are required to give notice to the trustee, to the paying agent, which also acts as the conversion agent, and to each holder of senior notes to such holder's last address as then shown upon the registry books of our registrar, stating, among other things, the procedures that holders must follow to require us to purchase their senior notes.

        To exercise the purchase right, the holder of a senior note must deliver, so as to be received by the paying agent no later than the close of business on the fifth business day prior to the purchase date, a written notice of the holder's exercise of the purchase right. Such notice must state:

  •
  if certificated, the certificate numbers of the holder's senior notes to be delivered for purchase;

  •
  the aggregate principal amount of senior notes to be purchased; and

  •
  that the senior notes are to be purchased by us pursuant to the applicable provisions of the senior notes and the indenture.

        If you have delivered a purchase notice with respect to any senior notes, you may not surrender those senior notes for conversion until you have withdrawn the purchase notice. A holder may withdraw any purchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the second business day prior to the purchase date. The notice of withdrawal shall state:

  •
  if certificated, the certificate numbers of the senior notes being withdrawn;

  •
  the aggregate principal amount of the senior notes being withdrawn; and

  •
  the aggregate principal amount, if any, of the senior notes that remain subject to the purchase notice.

        In connection with your purchase right, we will comply with all applicable laws, rules and regulations, including, if applicable, the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the indenture described in this section, compliance by us with such laws and regulations shall not in and of itself cause a breach of our obligations described in this section.

        Our obligation to pay the purchase price for a holder's senior notes as to which a purchase notice has been delivered and not validly withdrawn is conditioned upon the holder delivering the certificates, if any, evidencing senior notes, together with necessary endorsements, to the paying agent by no later than the close of business on the business day prior to purchase date. If such senior notes are not in certificated form, the holder must comply with appropriate procedures of the Clearing Systems so that book-entry transfer or delivery of such senior notes to the paying agent occurs by no later than the close of business on the business day prior to the purchase date. We will cause the purchase price for the senior notes to be paid promptly following the purchase date.

        Once the paying agent holds money sufficient to pay the purchase price of all senior notes validly tendered for purchase on the purchase date, then immediately after the purchase date, the senior notes tendered for purchase will cease to be outstanding, interest on the senior notes tendered for purchase will cease to accrue and all rights of the holders thereof will cease, except for the right of holders to receive the purchase price.

        The terms of our then-existing borrowing agreements may prohibit or restrict our purchase of the senior notes on a purchase date. We may not have sufficient funds to pay the purchase price for senior notes tendered by holders for purchase on a purchase date. Our failure to purchase the senior notes tendered for purchase will result in an event of default under the indenture.

        Notwithstanding the foregoing and provisions of the indenture described under "—Purchase and Cancellation" below, we are not required to purchase, and you are not required to surrender to us or the trustee, all or any part of your senior notes if a third party who we designate offers to purchase your senior notes in the manner, at the times and otherwise in compliance with the requirements applicable to us set out above and purchases all the senior notes validly delivered and not withdrawn.

Purchase of Senior Notes at Your Option Upon a Change of Control

        If a change of control (as defined below) has occurred, each holder of the senior notes may require that we purchase the holder's senior notes, in whole or in part, on the date fixed by us (the "change of control purchase date") that is not less than 35 and no more than 60 days after we give notice of the change of control. We will purchase the senior notes at a purchase price (the "change of control purchase price") equal to 100% of the principal amount of the senior notes to be purchased, plus accrued and unpaid interest thereon to, but excluding, the change of control purchase date. In connection with a purchase of senior notes at your option upon a change of control, we may elect to pay the change of control purchase price in euro, in shares of Liberty Global Series A common stock or in a combination of euro and such shares. Holders may require us to purchase senior notes in part in integral multiples of €1,000 only.

        A change of control will be deemed to have occurred if any of the following occurs:

  •
  any merger or consolidation of us with or into any person, any binding share exchange to which we are a party, or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of our assets, on a consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction(s), any "person" or "group" (other than the Permitted Holders) is or becomes the beneficial owner of more than 50% of the aggregate voting power of all outstanding classes of voting stock of the transferee(s) or surviving entity or entities and such "person" or "group" beneficially owns a greater percentage of such aggregate voting power than is at the time beneficially owned by the Permitted Holders, in the aggregate; or

  •
  any "person" or "group" (other than the Permitted Holders) is or becomes the beneficial owner of more than 50% of the aggregate voting power of all outstanding classes of our voting stock and such "person" or "group" beneficially owns a greater percentage of such aggregate voting power than is at the time beneficially owned by the Permitted Holders, in the aggregate; provided, however, that a person or group shall not be deemed the beneficial owner of (A) any securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or group until such tendered securities are accepted for purchase or exchange thereunder or (B) any securities the beneficial ownership of which (1) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation and (2) is not then reportable on Schedule 13D (or any successor schedule) under the Exchange Act; or

  •
  any consolidation, merger, binding share exchange or sale of all or substantially all of our assets, in which less than 79% of the consideration (excluding cash payments for fractional share interests and cash payments pursuant to dissenters' appraisal rights) received by our stockholders (other than the Permitted Holders) for their Liberty Global Series A common stock in the transaction consists of common stock, American Depositary Shares or other certificates representing equity interests traded on a United States national securities exchange or quoted on the Nasdaq Stock Market (or which will be so traded or quoted when issued or exchanged in connection with such change of control) and as a result of such transaction or transactions the senior notes become convertible into such publicly traded securities; or

  •
  any "person" or "group" (including the Permitted Holders) is or becomes the beneficial owner of 100% of the aggregate voting power of all outstanding classes of our voting stock other than as a result of any consolidation, merger, binding share exchange or sale of all or substantially all of our assets in which 79% or more of the consideration (excluding cash payments for fractional share interests and cash payments pursuant to dissenters' appraisal rights) received by our stockholders (other than the Permitted Holders) for their Liberty Global Series A common stock in the transaction consist of common stock, American Depositary Shares or other certificates representing equity interests traded on a United States national securities exchange or quoted on the Nasdaq Stock Market (or which will be so traded or quoted when issued or exchanged in connection with such change of control) and as a result of such transaction or transactions the senior notes become convertible into such publicly traded securities.

        However, a change of control will not be deemed to have occurred if either:

  •
  the sum of the closing sale price of Liberty Global Series A common stock and the closing price of the Liberty Global Series C common stock (in each case converted to euro by multiplying such price by the currency rate on the applicable combined trading days) for any five combined trading days during the ten combined trading days immediately preceding the change of control is at least equal to 105% of the adjusted conversion price in effect on such day; or

  •
  in the case of a consolidation, merger, binding share exchange or sale of all or substantially all of our assets, at least 90% of the consideration (excluding cash payments for fractional share interests and cash payments pursuant to dissenters' appraisal rights) in the transaction constituting the change of control consists of common stock, American Depositary Shares or other certificates representing equity interests traded on a United States national securities exchange or quoted on the Nasdaq Stock Market (or which will be so traded or quoted when issued or exchanged in connection with such change of control) and as a result of such transaction or transactions the senior notes become convertible into such publicly traded securities.

        For purposes of this change of control definition:

  •
  "Affiliated Persons" means, with respect to (A) any specified person that is not a natural person, any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person and each of the officers, directors, partners, members and persons performing similar functions of such other person; (B) with respect to any specified person that is a natural person, (1) such specified person's parents, spouse, siblings, descendants, step children, step grandchildren, nieces and nephews and their respective spouses, (2) the estate, legatees and devisees of such specified person and each of the persons referred to in clause (1), and (3) any company, partnership, trust or other entity or investment vehicle controlled by any of the persons referred to in clause (1) or (2) or the holdings of which are for the primary benefit of any of such persons.

  •
  a "beneficial owner" is determined in accordance with Rule 13d-3 and Rule 13d-5 under the Exchange Act, as in effect on the date of the indenture, except that in determining the number of shares beneficially owned by any person, all unissued shares are deemed issued and outstanding; "beneficially own" and "beneficially owned" have meanings correlative to that of beneficial owner.

  •
  "control" means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of another person, whether through the ownership of voting stock, by contract or otherwise, and "controlled" and "controlling" have meanings correlative to that of control.

  •
  an "Exempt Person" when used with respect to any person, means the chief executive officer and each member of the board of directors of such person.

  •
  "Liberty" means Liberty Media Corporation, a Delaware corporation, and any successor (by merger, consolidation, transfer or otherwise) to all or substantially all of its assets; provided that if a Transferee Parent (as defined below) becomes the beneficial owner of all or substantially all of the equity securities of UGC then beneficially owned by Liberty as to which Liberty has dispositive power, the term "Liberty" also means such Transferee Parent and any successor (by merger, consolidation, transfer or otherwise) to all or substantially all of its assets. "Transferee Parent" for this purpose means, in the event of any transaction or series of related transactions involving the direct or indirect transfer (or relinquishment of control) by Liberty of a person or persons (a "Transferred Person") that hold equity securities of UGC beneficially owned by Liberty, such Transferred Person or its successor in such transaction or any ultimate parent entity (within the meaning of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) of such Transferred Person or its successor if immediately after giving effect to such transaction or the last transaction in such series, voting securities representing at least a majority of the voting power of the outstanding voting securities of such Transferred Person, successor or ultimate parent entity are beneficially owned by any combination of Liberty, persons who prior to such transaction were beneficial owners of a majority of, or a majority of the voting power of, the outstanding voting securities of Liberty (or of any publicly traded class or series of voting securities of Liberty designed to track the economic performance of a specified group of assets or businesses) or persons who are Control Persons as of the date of such transaction or the last transaction in such series. "Control Person" for this purpose means each of (1) the Chairman of the Board of Liberty, (2) the President of Liberty, (3) any Senior Vice President of Liberty, (4) each of the directors of Liberty and (5) the respective Affiliated Persons of the persons referred to in clauses (1) through (4) above.

  •
  "Permitted Holders" means any one or more of (1) Liberty, (2) each Exempt Person of Liberty and UGC as of April 1, 2004 and (3) each of the respective Affiliated Persons of the persons referred to in clauses (1) and (2).

  •
  "person" and "group" have the meanings given to them for purposes of Sections 13(d) and 14(d) of the Exchange Act or any successor provisions, and the term "group" includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision.

  •
  "unissued shares" means shares of voting stock not outstanding that are subject to options, warrants, rights to purchase or conversion privileges exercisable within 60 days of the date of determination of a change of control.

  •
  "voting stock" means any class or classes of capital stock or other interests then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors, managers or trustees.

        The term "all or substantially all" as used in the definition of change of control will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of our assets has occurred.

        On May 21, 2004, Liberty Media Corporation, which until the transactions described below was our majority stockholder, contributed substantially all of its shares of our stock to Liberty Media International, Inc. which at the time was its wholly-owned subsidiary. On June 7, 2004, Liberty Media Corporation distributed to its stockholders all of the capital stock of Liberty Media International in a spin-off. That spin-off did not effect a change of control under the indenture and did not constitute a conversion event. On June 15, 2005, we merged with a subsidiary of Liberty Global and became an indirect wholly owned subsidiary of Liberty Global. That merger did not effect a change of control under the indenture, but it did constitute a conversion event.

        On or prior to the date 30 days after the change of control has occurred, we are required to give notice of the change of control (the "change of control notice") to the trustee, to the paying agent, which also acts as the conversion agent, and to each holder of senior notes to such holder's last address as then shown upon the registry books of our registrar. The change of control notice shall state, among other things:

  •
  the last date on which a holder may exercise the purchase right,

  •
  the change of control purchase price,

  •
  the change of control purchase date,

  •
  the name and address of the paying agents, and

  •
  the procedures that holders must follow to require us to purchase their senior notes.

        We will also state in the change of control notice whether we will pay the change of control purchase price of any senior notes submitted to us for purchase in euro, in shares of Liberty Global Series A common stock or in a combination of euro and such shares, and the percentages or euro amounts of each.

        The number of shares of Liberty Global Series A common stock deliverable upon our purchase of the senior notes shall be equal to the number obtained by dividing the change of control purchase price per senior note or portion thereof to which the election to deliver shares relates by 97% of the arithmetic mean of the volume weighted average prices of Liberty Global Series A common stock on each trading day during the applicable share settlement averaging period determined after converting such prices to euro by multiplying each such price by the currency rate on each applicable trading day. The applicable share settlement averaging period will be the 15 trading-day period ending on the fourth trading day preceding the change of control purchase date. If there are fewer than 15 trading days during such applicable share settlement averaging period, then the arithmetic mean of the volume weighted average prices of Liberty Global Series A common stock on each trading day during the applicable share settlement averaging period will be calculated on the actual number of trading days during such period. We will pay the change of control purchase price on the change of control purchase date.

        If we elect to deliver all or a portion of the change of control purchase price using shares of Liberty Global Series A common stock, you may receive consideration with a value, as of the close of business on the change of control purchase date, that is more or less than the change of control purchase price. This result may occur because the number of shares of Liberty Global Series A common stock that we may deliver upon our purchase of the senior notes will be determined using trading prices and currency rates that will exist on dates that precede the change of control purchase date.

        To exercise the purchase right, the holder of a senior note must deliver, so as to be received by the paying agent no later than the close of business on the fifth business day prior to the change of control purchase date, a written notice (the "change of control exercise notice") of the holder's exercise of the purchase right. The change of control exercise notice must state:

  •
  if certificated, the certificate numbers of the holder's senior notes to be delivered for purchase;

  •
  the aggregate principal amount of senior notes to be purchased; and

  •
  that the senior notes are to be purchased by us pursuant to the applicable provisions of the senior notes and the indenture.

        If you have delivered a change of control exercise notice with respect to any senior notes, you may not surrender those senior notes for conversion until you have withdrawn the change of control exercise notice. A holder may withdraw any change of control exercise notice by delivering written notice of withdrawal to the paying agent prior to the close of business on the second business day prior to the change of control purchase date. The notice of withdrawal shall state:

  •
  if certificated, the certificate numbers of the senior notes being withdrawn;

  •
  the aggregate principal amount of senior notes being withdrawn; and

  •
  the aggregate principal amount, if any, of the senior notes that remain subject to the change of control exercise notice.

        In connection with any change of control purchase date, we will comply with all applicable laws, rules and regulations, including, if applicable, the provisions of Rule 13e-4 and Rule 14e-1 and any other tender offer rules under the Exchange Act. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the indenture described in this section, compliance by us with such laws and regulations shall not in and of itself cause a breach of our obligations described in this section.

        Our obligation to pay the change of control purchase price for a holder's senior notes as to which a change of control exercise notice has been delivered and not validly withdrawn is conditioned upon the holder delivering the certificates, if any, evidencing the senior notes, together with necessary endorsements, to the paying agent by no later than the close of business on the business day prior to the change of control purchase date. If such senior notes are not in certificated form, the holder must comply with appropriate procedures of the Clearing Systems so that book-entry transfer or delivery of such senior notes to the paying agent occurs by no later than the close of business on the business day prior to the change of control purchase date. We will cause the change of control purchase price for such senior notes to be paid promptly following the change of control purchase date.

        Once the paying agent holds money or shares of Liberty Global Series A common stock or both sufficient to pay the change of control purchase price of all senior notes validly tendered for purchase on the change of control purchase date, then immediately after the change of control purchase date, the senior notes tendered for purchase will cease to be outstanding, interest on the senior notes tendered for purchase will cease to accrue and all rights of the holders thereof will cease, except for the right of the holders to receive the change of control purchase price. If a third party makes a change of control offer that would be in compliance with the provisions described in this section if it were made by us and such third party purchases all senior notes validly tendered and not withdrawn, the preceding sentence shall not be applicable to those senior notes purchased by such third party.

        The change of control purchase feature of the senior notes may make more difficult or discourage a takeover of us and the removal of incumbent management.

        We could, in the future, enter into certain transactions, including recapitalizations, that would not constitute a change of control but would increase the amount of debt, including secured indebtedness, outstanding or otherwise adversely affect a holder.

        We and our subsidiaries may in the future incur debt that has similar change of control provisions that permit holders of such debt to accelerate or require us to repay or purchase such debt upon the occurrence of events similar to a change of control.

        If the change of control purchase date hereunder is on or after an interest payment record date and on or before the associated interest payment date, any accrued and unpaid interest due on such interest payment date will be paid to the person in whose name a senior note is registered at the close of business on such record date, and such interest will not be payable to holders who tender the senior notes pursuant to the change of control offer.

        We are not required to make a change of control offer following a change of control if a third party makes a change of control offer that would be in compliance with the provisions described in this section if it were made by us, and such third party purchases all senior notes validly tendered and not withdrawn.

Consolidation, Merger and Sale of Assets

        The indenture provides that we will not consolidate with or merge with or into another person or, directly or indirectly, sell, lease, convey or transfer all or substantially all of our assets, computed on a consolidated basis, whether in a single transaction or a series of related transactions, to another person or group of affiliated persons, unless:

  •
  either (a) we are the continuing entity or (b) the resulting, surviving or transferee entity is an entity organized and existing under the laws of the United States, any state of the United States or the District of Columbia, or any member of the European Economic Area or Switzerland, and expressly assumes by supplemental indenture our obligations in connection with the senior notes and the indenture;

  •
  no default or event of default shall exist or shall occur immediately after giving effect to the transaction; and

  •
  we have delivered to the trustee an officers' certificate and an opinion of counsel, each including statements that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with this covenant of the indenture and that all conditions precedent therein provided for relating to such transaction have been complied with.

        Under any consolidation, merger or any sale, lease, conveyance or transfer of our assets as described above in which we are not the continuing entity, the resulting, surviving or transferee entity will be our successor and shall succeed to, and be substituted for, and may exercise every right and power of, us under the indenture. If the predecessor is still in existence after the transaction, it will be released from its obligations and covenants under the indenture and the senior notes.

        On June 15, 2005, we merged with a subsidiary of Liberty Global and became an indirect wholly owned subsidiary of Liberty Global. We were the continuing entity in this merger, which was permitted pursuant to the terms of the indenture.

Reports

        The indenture provides that whether or not we are subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we will deliver to the trustee and to each holder and to prospective purchasers of notes identified to us, within 15 days after we are or would have been (if we were subject to such reporting obligations) required to file with the SEC, such annual and quarterly financial statements substantially equivalent to financial statements that would have been included in reports filed with the SEC, if we were subject to the requirements of Section 13 or 15(d) of the Exchange Act, including, with respect to annual information only, a report thereon by our certified independent public accountants as such would be required in such reports to the SEC, and, in each case, together with a management's discussion and analysis of financial condition and results of operations that would be so required.

Events of Default and Remedies

        The indenture defines an "event of default" as the occurrence and continuance of any of the following events:

  (1)
  our failure to pay principal of, or premium, if any, on, any senior note when due and payable;

  (2)
  our failure to pay any interest on any senior note when due and payable, if such failure continues for 30 days;

  (3)
  our failure to perform any other covenant required of us in the indenture, if such failure continues for 60 days after written notice is given to us in accordance with the requirements of the indenture;

  (4)
  if any event of default as defined in any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any of our indebtedness or any indebtedness of any of our significant subsidiaries (at least 99% of the outstanding voting securities of which are owned, directly or indirectly, by us), whether such indebtedness now exists or shall hereafter be created, shall happen and shall result in indebtedness in an aggregate principal amount (or, if applicable, with an issue price and accreted original issue discount) in excess of €50 million becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and (i) the acceleration shall not be rescinded or annulled, (ii) such indebtedness shall not have been paid and (iii) we or our significant subsidiary, as the case may be, shall not have contested such acceleration in good faith by appropriate proceedings and have obtained and thereafter maintained a stay of all consequences that would have a material adverse effect on us, in each case within a period of 30 days after there shall have been given, by registered or certified mail, to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the outstanding senior notes, a written notice specifying the event of default and requiring it to be remedied and stating that the notice is a "Notice of Default" or other notice as prescribed in the indenture; provided, however, that if after the expiration of such period, such event of default shall be remedied or cured or be waived by the holders of such indebtedness in any manner authorized by such mortgage, indenture or instrument, then the event of default with respect to the senior notes or by reason thereof shall, without further action by us, the trustee or any holder of the senior notes be deemed cured and not continuing; or

  (5)
  certain events in bankruptcy, insolvency or reorganization of us or any of our significant subsidiaries.

        If an event of default, other than an event of default described in clause (5) above with respect to us, occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding senior notes, by notice in writing to us (and to the trustee if given by holders), may declare the principal amount of the senior notes and accrued interest thereon to be due and payable immediately. If an event of default described in clause (5) above occurs with respect to us, the principal amount of the senior notes and accrued interest thereon will become immediately due and payable without any declaration or other act on the part of the trustee or the holders.

        After the declaration of acceleration of maturity of the senior notes, the holders of a majority in aggregate principal amount of the senior notes generally may, under certain circumstances, rescind and annul such acceleration if all existing events of default, other than the non-payment of accelerated principal and interest thereon, have been cured or waived. Prior to the declaration of acceleration of the maturity of the senior notes, the holders of a majority in aggregate principal amount of the senior notes at the time outstanding may waive on behalf of all the holders any default, except a default in the payment of principal of or interest on any senior notes not yet cured or a default with respect to any covenant or provision that cannot be modified or amended without the consent of the holder of each outstanding senior note affected.

        Subject to the trustee's duties in the case of an event of default, the trustee is not obligated to exercise any of its rights or powers at the request of the holders, unless the holders have offered to the trustee indemnity satisfactory to it. Subject to the indenture, applicable law and the trustee's indemnification, the holders of at least a majority in aggregate principal amount of the outstanding senior notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the senior notes.

        No holder has any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture unless:

  •
  the holder has previously given the trustee written notice of a continuing event of default;

  •
  the holders of at least 25% in aggregate principal amount of the senior notes then outstanding have made a written request and have offered indemnity satisfactory to the trustee to institute such proceeding as trustee; and

  •
  the trustee has failed to institute such proceeding within 60 days after such notice, request and offer, and has not received from the holders of a majority in aggregate principal amount of the senior notes then outstanding a direction inconsistent with such request within 60 days after such notice, request and offer.

        However, the above limitations do not apply to a suit instituted by a holder for the enforcement of payment of the principal of or interest on any senior note on or after the applicable due date or the right to convert the senior note in accordance with the indenture.

        We are required to furnish to the trustee, on an annual basis, a statement by our officers as to whether or not we, to the officer's knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the indenture, specifying any known defaults.

Modification and Waiver

        The indenture contains provisions permitting, with the consent of the holders of not less than a majority in aggregate principal amount of the senior notes at the time outstanding (including consents obtained in connection with a tender offer or exchange offer for the senior notes), the trustee and us to amend or supplement the indenture or any supplemental indenture or modify the rights of the holders; provided that no such modification may, without the written consent of each holder affected thereby:

  •
  change the stated maturity of any senior note;

  •
  reduce the principal amount of or the rate of interest on any senior note;

  •
  change the place of payment where, or the currency in which, any senior note or interest thereon is payable;

  •
  impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any senior note;

  •
  reduce the change of control purchase price after the corresponding change of control has occurred;

  •
  reduce the percentage in principal amount of outstanding senior notes, the consent of whose holders is required for amendment, supplemental indenture or waiver provided for in the indenture; or

  •
  modify provisions with respect to modification and waiver (including waiver of events of default), except to increase the percentage required for modification or waiver or to provide for consent of each affected senior note holder.

        We and the trustee may amend or supplement the indenture or the senior notes without notice to, or the consent of, the senior note holders to, among other things, cure any ambiguity, defect or inconsistency or make any other change that does not materially and adversely affect the rights of any senior note holder. In addition, the holders of at least a majority in aggregate principal amount of the outstanding senior notes may waive our compliance in any instance with any provision of the indenture without notice to the senior note holders.

Notices

        Notices to holders of certificated senior notes, if issued, shall be in writing and delivered in person or mailed by first class mail to each holder (or the first named of joint holders) at its address appearing in the register on the appropriate date provided herein other than in the case of a partial redemption of senior notes, when notice shall be so delivered or mailed only to each holder whose senior notes are to be redeemed stating which senior notes are to be redeemed. For so long as the senior notes are represented by one or more global senior notes, notice shall be given by delivery of the relevant notice to the Clearing Systems for communication to the holders of the related book-entry interests.

Satisfaction and Discharge

        We may discharge our obligations under the indenture while senior notes remain outstanding if all outstanding senior notes have or will become due and payable at their scheduled maturity within one year and we have deposited with the trustee an amount sufficient to pay and discharge all outstanding senior notes on the date of their scheduled maturity.

Purchase and Cancellation

        All senior notes surrendered for payment, registration of transfer or exchange or conversion shall, if surrendered to any person other than the trustee, be delivered to the trustee. All senior notes delivered to the trustee shall be cancelled promptly by the trustee. No senior notes shall be authenticated in exchange for any senior notes cancelled as provided in the indenture.

        We may, to the extent permitted by law, purchase senior notes in the open market or by tender offer at any price or by private agreement. Any senior notes purchased by us may, to the extent permitted by law, be reissued or resold or may, at our option, be surrendered to the trustee for cancellation. Any senior notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled. Any senior notes held by us or any of our subsidiaries shall be disregarded for voting purposes in connection with any notice, waiver, consent or direction requiring the vote or concurrence of senior note holders.

Replacement of Senior Notes

        We will replace mutilated, destroyed, stolen or lost senior notes at your expense upon delivery to the trustee of the mutilated senior notes, or evidence of the loss, theft or destruction of the senior notes satisfactory to us and the trustee. In the case of a lost, stolen or destroyed senior note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of such senior note before a replacement senior note will be issued.

Concerning the Trustee

        The Bank of New York serves as the trustee, paying agent, conversion agent, senior note registrar and custodian for the senior notes under the indenture. The trustee is permitted to deal with us and any of our affiliates with the same rights as if it were not trustee. Under the Trust Indenture Act, however, if the trustee acquires any conflicting interest and there exists a default with respect to the senior notes, the trustee must eliminate such conflict or resign. The holders of at least a majority in principal amount of all outstanding senior notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee. Any such direction, however, may not conflict with any law or the indenture, may not be unduly prejudicial to the rights of another holder or the trustee and may not involve the trustee in personal liability.

Governing Law

        The indenture and the senior notes are governed by, and construed in accordance with, the law of the State of New York, without regard to conflicts of laws principles.

No Personal Liability of Stockholders, Officers, Directors

        The indenture provides that no direct or indirect stockholder, employee, officer or director of ours, as such, past, present or future, or any successor of us shall have any personal liability in respect of our obligations under the indenture or the senior notes solely by reason of his or its status as such stockholder, employee, officer or director.

Transfer and Exchange

        A holder may transfer or exchange the senior notes in accordance with the indenture. We, the registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and may require a holder to pay any taxes and fees required by law or permitted by the indenture.

Book-Entry, Delivery and Form

Denomination

        The senior notes have been issued in registered, global form in minimum denominations of €1,000 and integral multiples of €1,000 in excess thereof.

Form

        The senior notes are represented by one or more global senior notes in definitive, fully registered form without interest coupons and are deposited with a common depositary (the "Common Depositary") for, and registered in the name of, a nominee of the Common Depositary for Euroclear Bank S.A./N.V., as operator of the Euroclear System ("Euroclear") and Clearstream Banking, sociéte anonyme ("Clearstream, Luxembourg" together with Euroclear, the "Clearing Systems").

The Clearing Systems

  Clearstream, Luxembourg

        Clearstream, Luxembourg is incorporated under the laws of Luxembourg as a bank. Clearstream, Luxembourg holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry changes in accounts of its participants, eliminating the need for physical movement of certificates. Transactions may be settled in Clearstream, Luxembourg in a variety of currencies, including U.S. dollars. Clearstream, Luxembourg provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream, Luxembourg participants are recognized financial institutions around the world, including securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream, Luxembourg participant, either directly or indirectly. In May 1999, Cedel International, the parent of Clearstream, Luxembourg and Deutsche Boerse Clearing, a unit of the German stock exchange, merged to form a pan-European clearance and settlement system named Clearstream International.

  Euroclear

        Euroclear was created in 1968 to hold securities for its participants and to clear and settle transactions between its participants through simultaneous electronic book-entry delivery against payment, eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may be settled in a variety of currencies, including U.S. dollars. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is incorporated under the laws of Belgium as a bank and is subject to regulation by the Belgian Banking and Finance Commission and the National Bank of Belgium. Euroclear participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to the firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. All securities in Euroclear are held on a fungible basis. This means that specific certificates are not matched to specific securities clearance accounts.

        We will not impose any fees in respect of the senior notes; however, Holders may incur fees normally payable in respect of the maintenance and operation of accounts in Euroclear or Clearstream, Luxembourg.

Transfer Procedures

        Except in limited circumstances described below, owners of beneficial interests in global senior notes will not be entitled to receive physical delivery of certificated senior notes. Transfers of beneficial interests in the global senior notes will be subject to the applicable rules and procedures of the Clearing Systems and their direct or indirect participants, which rules and procedures may change from time to time.

Book-Entry Procedures

        The following description of the operations and procedures of the Clearing Systems is provided solely as a matter of convenience. These operations and procedures are solely within the control of the Clearing Systems and are subject to changes by them from time to time. We take no responsibility for these operations and procedures and we urge investors to contact the Clearing Systems or their participants directly to discuss these matters.

        Upon the issuance of the global senior notes (collectively, the "global senior notes"), the Common Depositary credited, on its internal system, the respective principal amounts of the beneficial interests represented by such global senior notes to the accounts of the Clearing Systems. The Clearing Systems credit, on their systems, the respective principal amounts of the individual beneficial interests in such global senior notes to the accounts of persons who have accounts with the Clearing Systems.

        Ownership of beneficial interests in a global senior note are limited to participants or persons who hold interests through participants in the Clearing Systems. Ownership of beneficial interests in the global senior notes are shown on, and the transfer of that ownership is effected only through, records maintained by the Clearing Systems or their respective nominees (with respect to interests of the participants) and the records of participants (with respect to interests of persons other than participants).

        As long as the Common Depositary or its nominee is the registered holder of a global senior note, the Common Depositary or such nominee, as the case may be, will be considered the sole owner and holder of the senior notes represented by such global senior note for all purposes under the indenture and the senior notes.

Unless

  (1)
  in the case of a global senior note, the Clearing Systems notify us that they are unwilling or unable to continue as clearing agencies;

  (2)
  in the case of a global senior note, the Common Depositary notifies us that it is unwilling or unable to continue as Common Depositary and a successor Common Depositary is not appointed within 120 days of such notice; or

  (3)
  in the case of any senior note, an event of default has occurred and is continuing with respect to such senior note and the owner of a beneficial interest in such senior note so requests, described below under "—Certificated Senior Notes,"

owners of beneficial interest in a global senior note will not be entitled to have any portions of such global senior note registered in their names, will not receive or be entitled to receive physical delivery of senior notes in certificated form and will not be considered the owners or holders of the global senior note (or any senior notes represented thereby) under the indenture or the senior notes. In addition, no beneficial owner of an interest in a global senior note will be able to transfer that interest except in accordance with the applicable procedures of the Clearing Systems (in addition to those under the indenture referred to herein).

        Investors may hold their interests in the global senior notes through the Clearing Systems, if they are participants in such system, or indirectly through organizations that are participants in such systems. The Clearing Systems will hold interests in the global senior notes on behalf of their participants through customers' securities accounts in their respective names on the books of the Common Depositary. All interests in a global senior note may be subject to the procedures and requirements of the Clearing Systems.

Payments on the Senior Notes

        Payments of the principal of and interest on the global senior notes will be made to the order of the Common Depositary or its nominee as the registered owner thereof. Neither we, the trustee, the Common Depositary, the Clearing Systems nor any of their respective agents have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global senior notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

        We expect that the Common Depositary, in its capacity as paying agent, upon receipt of any payment of principal or interest in respect of a global senior note representing any senior notes held by it or its nominee, will immediately credit the accounts of the Clearing Systems which in turn will immediately credit accounts of participants in the Clearing Systems with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global senior note for such senior notes as shown on the records of the Clearing Systems.

        We also expect that payments by participants to owners of beneficial interests in such global senior notes held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name." Such payments will be the responsibility of such participants.

        Because the Clearing Systems can only act on behalf of their respective participants, who in turn act on behalf of indirect participants and certain banks, the ability of a holder of a beneficial interest in global senior notes to pledge such interest to persons or entities that do not participate in the Clearing Systems, or otherwise take actions in respect of such interest, may be limited by the lack of a definitive certificate for such interest. The laws of some countries and some states of the United States require that certain persons take physical delivery of securities in certificated form. Consequently, the ability to transfer beneficial interests in a global senior note to such persons may be limited. Because the Clearing Systems can act only on behalf of participants, which, in turn, act on behalf of indirect participants and certain banks, the ability of a person having a beneficial interest in a global note to pledge such interest to persons or entities that do not participate in the Clearing Systems or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.

        Transfers of interests in global senior notes between participants in the Clearing Systems are effected regular way in accordance with the Clearing Systems' respective rules and operating procedures. Participants in the Clearing Systems may not deliver instructions directly to the depositories for the Clearing Systems.

        The Clearing Systems have advised us that they will take any action permitted to be taken by a holder of senior notes (including the presentation of senior notes for conversion, redemption or purchase as described above) only at the direction of one or more participants to whose account with the Clearing Systems interests in the global senior notes are credited and only in respect of such portion of the aggregate principal amount of the senior notes as to which such participant or participants has or have given such direction. If there is an event of default under the senior notes, however, the Clearing Systems reserve the right to exchange the global senior notes for legended senior notes in certificated form, and to distribute such senior notes to their participants.

Depositary Procedures

        The Clearing Systems each have advised us of the following. The Clearing Systems hold securities for their account holders and facilitate the clearance and settlement of securities transactions by electronic book-entry transfer between their respective account holders, thereby eliminating the need for physical movements of certificates and any risk from lack of simultaneous transfers of securities.

        The Clearing Systems each provide various services including safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. The Clearing Systems each also deal with domestic securities markets in several countries through established depository and custodial relationships. The Clearing Systems have established an electronic bridge between their two systems across which their respective account holders may settle trades with each other.

        Account holders in both Clearing Systems are worldwide financial institutions including underwriters, securities brokers and dealers, trust companies and clearing corporations. Indirect access to the Clearing Systems is available to other institutions that clear through or maintain a custodial relationship with an account holder of either of the Clearing Systems.

        An account holder's overall contractual relations with either of the Clearing Systems are governed by the respective rules and operating procedures of the Clearing Systems and any applicable laws. Both the Clearing Systems act under such rules and operating procedures only on behalf of their respective account holders, and have no record of or relationship with persons holding through their respective account holders.

        Although the Clearing Systems currently follow the foregoing procedures to facilitate transfers of interests in global senior notes among participants of the Clearing Systems, they are under no obligation to do so, and such procedures may be discontinued or modified at any time. Neither we nor the trustee have any responsibility for the performance by the Clearing Systems or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

        If the Common Depositary is at any time unwilling or unable to continue as a depositary for the senior notes for the reasons set forth above under "—Book-Entry Procedures," we will issue certificates for such senior notes in definitive, fully registered, non-global form without interest coupons in exchange for the global notes. Certificates for senior notes delivered in exchange for any global note or beneficial interests therein will be registered in the names, and issues in any approved denominations, requested by the Clearing Systems or the Common Depositary (in accordance with their customary procedures).

        The holder of a non-global senior note may transfer such note, by surrendering it at the office or agency maintained by us for such purpose in the Borough of Manhattan which initially will be the office of the trustee.

        All exchanges for certificated senior notes may be effected at the offices of the paying and transfer agent in New York City. All payments of interest may be received at the offices of the paying agent upon presentation of certificated senior notes and all payments of principal may be received at such offices upon surrender of the senior notes.

        Notwithstanding any statement herein, we and the trustee reserve the right to impose such transfer, certification, exchange or other requirements, and to require such restrictive legends on certificates evidencing senior notes, as they may determine are necessary to ensure compliance with the securities laws of the United States and the states therein and any other applicable laws or as the Clearing Systems may require.

Settlement and Payment

        The Indenture requires that cash payments in respect of the global senior notes, including principal and interest, be made in euro by wire transfer of immediately available funds to the accounts specified by the holder of the global senior notes. With respect to senior notes in certificated form, we will make all cash payments of principal and interest by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. Secondary market sales of global senior notes held through Euroclear or Clearstream, Luxembourg to purchasers of global senior notes through Euroclear or Clearstream, Luxembourg will be conducted in accordance with the normal rules and operating procedures of Euroclear and Clearstream, Luxembourg, and will be settled using the procedures applicable to conventional notes. We expect that secondary trading in any certificated notes will also be settled in immediately available funds.

Registration Rights

        In connection with the issuance of the senior notes, we agreed to file a shelf registration statement under the Securities Act not later than 90 days after the first date of original issuance of the senior notes to register resales of the senior notes and the shares of our Class A common stock into which the senior notes were convertible prior to our merger with Liberty Global. This prospectus is part of the shelf registration statement that we filed pursuant to our agreement. The registration statement was declared effective on July 13, 2004. As a result of our merger on June 15, 2005 with a subsidiary of Liberty Global, the senior notes are no longer convertible into shares of our Class A common stock, but rather into shares of Liberty Global Series A common stock. Liberty Global has filed a shelf registration statement registering the issuance of Liberty Global Series A common stock upon conversion of the senior notes. We have agreed to keep our registration statement effective until the earliest of:

  (1)
  July 13, 2006 (two years from the date the shelf registration statement was initially declared effective), plus such number of days as the effectiveness of the registration statement is suspended as described below;

  (2)
  the date when all senior notes shall have been registered under the Securities Act and disposed of; and

  (3)
  April 6, 2006 (the date on which all senior notes held by non-affiliates are eligible to be sold to the public pursuant to Rule 144(k) under the Securities Act).

        We are permitted to suspend the use of the prospectus which will be part of the shelf registration statement for a period not to exceed an aggregate of 45 days in any 90-day period or an aggregate of 90 days in any twelve-month period under certain circumstances relating to SEC actions with respect to the shelf registration statement or the occurrence of certain events that require us to make changes to the shelf registration statement or the prospectus.

        A noteholder that sells senior notes pursuant to the shelf registration statement generally is required to provide information about itself and the specifics of the sale, be named as a selling security holder in the related prospectus, deliver a prospectus to purchasers, be subject to relevant civil liability provisions under the Securities Act in connection with such sales and be bound by the provisions of the registration rights agreements which are applicable to such holder.

        If:

  (1)
  on or prior to the 90th day after the first date of original issuance of the senior notes, the shelf registration statement has not been filed with the SEC;

  (2)
  on or prior to the 180th day after the first date of original issuance of the senior notes, the shelf registration statement has not been declared effective by the SEC;

  (3)
  we fail, with respect to a holder that supplies the questionnaire described below, to amend or supplement the shelf registration statement in a timely manner as described below in order to name such holder as an additional selling security holder or update the amount of registrable securities held by such holder; or

  (4)
  after the shelf registration statement has been declared effective, such shelf registration statement ceases to be effective or usable (subject to certain exceptions) in connection with resales of senior notes and during the periods specified in the registration rights agreement and (A) we do not cure the shelf registration statement and have it declared usable within five business days by a post-effective amendment or a report filed pursuant to the Exchange Act or (B) if applicable, we do not terminate the suspension period described above by the end of the 45-day or 90-day period, as the case may be,

(we refer to each such event described above in clauses (1) through (4) as a registration default), liquidated damages will accrue on the senior notes in addition to the rate set forth in the title of the senior notes, from and including the date on which any such registration default occurs to, but excluding, the date on which the registration default has been cured, at the following rates per year for the senior notes:

  •
  0.25% per year during the period from and including the date on which any such registration default occurs, to, but excluding, the earlier of the date on which such registration default has been cured and the date 91 days after the date on which such registration default occurred;

  •
  if such registration default has not been cured by that 91st day, 0.50% per year during the period from and including the date 91 days after the date on which such registration default occurred, to, but excluding, the date on which such registration default has been cured.

        In the case of a registration default described in clause (3), our obligation to pay liquidated damages extends only to the affected senior notes. So long as a registration default is occurring, we will pay liquidated damages in euro on April 15 and October 15 of each year to the person who is the holder of record of the senior notes on the immediately preceding April 1 and October 1. We have no other liabilities for monetary damages with respect to our registration obligations. With respect to each holder, our obligations to pay liquidated damages remain in effect only so long as the senior notes held by the holder are "registrable securities" within the meaning of the registration rights agreement.

        We are responsible for all expenses incident to our performance of and compliance with the registration rights agreement.

        The summary herein of certain provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement. We urge you to read the registration rights agreement because it, and not this description, defines our obligations under the registration rights agreement. A copy of the registration rights agreement may be obtained from us at our address set forth under "Where You Can Find More Information About Us."

DESCRIPTION OF OTHER DEBT

        The table below lists our consolidated subsidiaries' long-term debt outstanding as of June 30, 2005, which does not include the offering in July 2005 by our subsidiary, UPC Holding B.V. of €500 million of 7 3/4% senior notes due 2014.

	June 30, 2005
	(in thousands)
UPC Broadband Bank Facility	$3,819,026	(1)
Notes payable to Liberty Global	216,526	(2)
VTR Bank Facility	155,746	(3)
Telenet Securities	66,824	(2)
Capital leases and other debt	79,053	(4)

Total debt	4,337,175
Current portion	(136,098)

Long-term portion	$4,201,077

(1)
The UPC Broadband Bank Facility is denominated in euros and U.S. dollars, with an aggregate of $2,044,026,000 denominated in euros. The table below under the heading "—UPC Broadband Bank Facility" provides more detail as to the currency denomination of the respective tranches. For purposes of this table, we have converted the amount of euro-denominated indebtedness to US dollars at the spot rate on June 30, 2005 of 0.8268 euros per US$1.

(2)
This indebtedness is denominated in euros. For purposes of this table, we have converted the amount to US dollars at the spot rate on June 30, 2005 of 0.8268 euros per US$1.

(3)
This indebtedness is denominated in Chilean pesos. For purposes of this table, we have converted the amount to US dollars at the spot rate on June 30, 2005 of 578.54 Chilean pesos per US$1.

(4)
Substantially all of these capital leases and other debt is denominated in euros with the remaining portion denominated in other European currencies. For purposes of this table, we have converted these amounts into US dollars at the respective spot rates on June 30, 2005.

UPC Broadband Bank Facility

        The UPC Broadband Bank Facility is the senior secured credit facility of UPC Broadband Holding B.V. ("UPC Broadband"), an indirect wholly owned subsidiary of our wholly owned subsidiary UGC Europe. The UPC Broadband Bank Facility, originally executed in October 2000 and since amended, is secured by a pledge over the shares of UPC Broadband Holding and the shares of UPC Broadband Holding's majority-owned operating companies. The UPC Broadband Holding Bank Facility is also guaranteed by UPC Holding B.V., the immediate parent of UPC Broadband Holding, and is senior to other long-term debt obligations of UPC Broadband Holding and UPC Holding B.V. The agreement governing the UPC Broadband Holding Bank Facility contains covenants that limit, among other things, UPC Broadband Holding's ability to merge with or into another company, acquire other companies, incur additional debt, dispose of any assets unless in the ordinary course of business, enter into or guarantee a loan and enter into a hedging arrangement.

        The agreement also restricts UPC Broadband Holding from transferring funds to its parent company (and indirectly to LGI) through loans, advances or dividends. If a change of control occurs, as defined in the UPC Broadband Holding Bank Facility, the facility agent may cancel each Facility and demand full payment. The UPC Broadband Holding Bank Facility requires compliance with various financial covenants such as: (i) senior debt to annualized EBITDA (as defined in the UPC Broadband

Holding Bank Facility), (ii) EBITDA to total cash interest, (iii) EBITDA to senior debt service, (iv) EBITDA to senior interest and (v) total debt to annualized EBITDA.

        The U.S. dollar equivalents of the components of the UPC Broadband Holding Bank Facility are as follows:

		June 30, 2005
Facility	Denomination Currency	Interest rate (3)	Outstanding Principal Amount
			amounts in thousands
A(1)(2)	Euro	EURIBOR + 2.75%	$—
B	Euro	—	—
C1	Euro	—	—
C2	USD	—	—
E	Euro	—	—
F1(1)	Euro	EURIBOR + 4.00%	169,328
F2(1)	USD	LIBOR + 3.50%	525,000
G(1)	Euro	EURIBOR + 2.50%	1,209,482
H1(1)	Euro	EURIBOR + 2.75%	665,216
H2(1)	USD	LIBOR + 2.75%	1,250,000
I(1)(2)	Euro	EURIBOR + 2.50%	—

Total			$3,819,026

(1)
The interest rate margin is variable based on certain leverage ratios.

(2)
Facility A is a revolving credit facility and Facility I is a redrawable term loan facility, and each provides up to €500 ($604.7) million of borrowing capacity that can be used to finance additional permitted acquisitions and for general corporate purposes, subject to covenant compliance. Based on the most recent covenant compliance calculations submitted to the lenders, the aggregate amount that was available for borrowing under these Facilities as of June 30, 2005 was approximately €533 ($644.7) million. As a result of scheduled changes in required covenants at December 31, 2005 and future compliance dates, the ability of UPC Broadband Holding to maintain or increase the borrowing availability under these Facilities is dependent on its ability to increase its EBITDA (as defined in the UPC Broadband Holding Bank Facility) through acquisitions or otherwise, or reduce its senior debt. Facility A provides for an annual commitment fee of 0.5%, and Facility I provides for an annual commitment fee of 0.75%, of the unused portion of each Facility.

(3)
As of June 30, 2005, six month EURIBOR and LIBOR rates were approximately 2.1% and 3.7%, respectively. Excluding the effects of interest rate exchange agreements, the weighted-average interest rate on all Facilities at June 30, 2005 was approximately 5.7%.

Notes Payable to Liberty Global

        Our indirect wholly owned subsidiary Princes Holdings Limited, which we acquired from Liberty Media International Inc. ("LMI") in December 2004, borrowed a total of €79.5 ($96.2) million during 2004 from LMI. These loans bear interest at 1.75% per annum. LMI is a wholly owned subsidiary of Liberty Global.

        Our indirect 80%-owned subsidiary VTR completed its previously announced merger with Metrópolis Intercom S.A. (Metrópolis), a Chilean broadband distribution company in Chile. Prior to the merger, LMI owned a 50% interest in Metrópolis, with the remaining 50% interest owned by Cristalerías de Chile S.A. (CCC). As consideration for CCC's interest in Metrópolis, (i) VTR issued

11,438,360 shares of its common stock to CCC, representing 20% of the outstanding economic and voting shares of VTR subsequent to the transaction, (ii) VTR purchased certain indebtedness owed by Metrópolis to CristalChile Inversiones S.A. (CCI) in the amount of ChP6,067,204,167 ($10,533,000), and (iii) we granted CCC the right to put its 20% interest in VTR to us at fair value, subject to a minimum purchase price of $140 million, which put is exercisable beginning on April 13, 2006 and expires on April 13, 2015. As consideration for LMI's interest in Metrópolis, (i) VTR issued indebtedness, which the parties valued at approximately $100 million based on a 5% per annum interest rate, that is due and payable on April 13, 2009, and (ii) VTR purchased certain indebtedness owed by Metrópolis to LMI in the amount of ChP6,067,204,167 ($10,533,000). The total balance outstanding of these three notes as of June 30, 2005 was $120.4 million.

VTR Bank Facility

        VTR has a Chilean peso-denominated six-year amortizing term senior secured credit facility (as amended, the VTR Bank Facility) totaling ChP90.1045 billion ($155,746,000) as of June 30, 2005. Principal payments are due quarterly commencing June 17, 2006 with final maturity on December 17, 2010. The VTR Bank Facility bears interest at a variable interest rate published by the Chilean Superintendence of Banks and Financial Institutions, plus a margin of 1.15%, subject to change depending solely on VTR's debt to EBITDA (as defined in the VTR Bank Facility) ratio. The interest rate on the VTR Bank Facility was 5.83% as of June 30, 2005. Subsequent to June 30, 2005, VTR used ChP14.7238 billion ($25,456,000 on the transaction date) of additional borrowings under the VTR Bank Facility and existing cash to repay a $26 million promissory note to a third party that was due on July 3, 2005. Other than the amount borrowed in July 2005 to repay the promissory note, the VTR Bank Facility did not provide for any additional borrowing availability at June 30, 2005.

        The VTR Bank Facility is secured by VTR's assets and the assets and capital stock of its subsidiaries, is senior to the subordinated debt owed to LMI and to future unsecured or subordinated indebtedness of VTR. The VTR Bank Facility credit agreement contains affirmative, negative and financial covenants, including, but not limited to: (i) limitations on liens; (ii) limitations on the sale or transfer of essential fixed assets; (iii) limitations on additional indebtedness; (iv) maintenance of a ratio of EBITDA to interest expenditures; (v) maintenance of a total debt to EBITDA ratio; (vi) maintenance of specified levels of EBITDA for four consecutive quarters; (vii) maintenance of an available cash to debt service ratio; and (viii) maintenance of a total liabilities to total shareholders' equity ratio. The credit agreement allows for the distribution by VTR of certain restricted payments to its shareholders, as long as no default exists under the facility before or after giving effect to the distribution and VTR maintains certain minimum levels of cash, post distribution.

Telenet Securities

        These securities represent securities issued by the InvestCos, our consolidated subsidiaries that own a direct investment in Telenet (a Belgian broadband communications company). As the securities issued by the InvestCos are mandatorily redeemable on March 30, 2050, or upon an initial public offering of Telenet or the occurrence of certain other events, we have classified the fair value of these securities that are held by third parties ($66,824,000 at June 30, 2005) as debt.

UPC Holdings Senior Notes

        On July 25, 2005, Liberty Global announced the completion and pricing of the offering by our wholly owned subsidiary, UPC Holdings B.V., of €500 million of senior notes due January 15, 2014. The UPC Holdings notes bear interest at a rate of 7.75% per annum, payable semi-annually. The UPC Holdings notes are secured by a pledge over all the shares of UPC Holdings. Among other things, the indenture governing the UPC Holdings notes limits the ability of UPC Holdings to distribute dividends.

LIBERTY GLOBAL SERIES A COMMON STOCK AND
LIBERTY GLOBAL SERIES C COMMON STOCK

        The senior notes are convertible into shares of Series A common stock of Liberty Global. Upon conversion of the senior notes, holders will also receive the number of shares of Liberty Global Series C common stock of Liberty Global they would have received had they converted their senior notes immediately prior to the record date of the Liberty Global Series C stock dividend, subject to adjustment from time to time pursuant to the indenture. Liberty Global has filed a registration statement with respect to the shares of Liberty Global Series A common issuable upon conversion of the senior notes. Liberty Global also plans to file shortly a registration statement with respect to the shares of Liberty Global Series C common stock deliverable upon conversion of the senior notes. You can refer to those registration statements for more information about Liberty Global, its Series A common stock and its Series C common stock. See "Where You Can Find Information About Liberty Global."

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following is a summary of the U.S. federal income tax consequences that are expected to be material to U.S. holders and non-U.S. holders that purchase the senior notes. This summary assumes that the senior notes will not be treated as having original issue discount, or "OID," based upon the information available to us upon initial issuance of the senior notes, our interpretation of the applicable U.S. Treasury Regulations, or "Treasury Regulations," and other facts and circumstances. It is possible that the U.S. Internal Revenue Service, or "IRS," could take a contrary position. See the discussion below under the heading "—Taxation of U.S. Holders—The Senior Notes—De Minimis OID." This summary also assumes that as of the date the senior notes were issued, the likelihood that we will be required to repurchase the senior notes upon a change of control, or to pay liquidated damages for failure to satisfy registration obligations with respect to the senior notes, was remote. See discussion below under the heading "—Taxation of U.S. Holders—The Senior Notes—Repurchase Upon a Change of Control; Payment of Liquidated Damages."

        In connection with the merger transaction by which we became a subsidiary of Liberty Global, Inc. and in connection with the declaration by Liberty Global of the Series C common stock dividend, both as described under "Prospectus Summary—Our Company," certain changes were made to the terms of the senior notes. Under applicable Treasury Regulations, a "significant modification" of the terms of a debt instrument can result in a deemed exchange of the debt instrument. Depending upon the circumstances, such a deemed exchange could be taxable to holders of such debt instrument at the time of the significant modification, and also could create OID. We have taken the position, and this summary assumes, that none of the changes made to the senior notes in connection with these transactions represented a "significant modification" of the senior notes under the applicable Treasury Regulations. If our interpretation of the Treasury Regulations were determined not to be correct, the tax consequences to holders of the senior notes could be materially different than the consequences described in this summary.

        This summary is based on current provisions of the Code, applicable Treasury Regulations and publicly available administrative and judicial interpretations thereof, all as in effect as of the date of this prospectus and all of which are subject to change, possibly with retroactive effect, or to different interpretations. This summary is included for general information purposes only and does not purport to be a complete analysis or listing of all potential tax considerations that may be relevant to U.S. holders or non-U.S. holders in light of their particular circumstances.

        This summary addresses only the U.S. federal income tax consequences to U.S. holders and non-U.S. holders that purchase the senior notes for cash and that hold as capital assets, within the meaning of Section 1221 of the Code, the senior notes, any shares of the Liberty Global Series A common stock that are received upon repurchase or conversion of the senior notes, and any shares of the Liberty Global Series C common stock received upon conversion of the senior notes.

        This summary does not address any alternative minimum tax or state, local or foreign tax consequences or any non-income tax consequences (such as estate or gift tax consequences). This summary does not address any tax consequences arising from the merger transaction by which we became a subsidiary of Liberty Global, Inc., or from the declaration by Liberty Global of the Series C common stock dividend, both as described under "Prospectus Summary—Our Company," and does not address the tax consequences that may arise as a result of any future actions or events that could result in a change in the terms of the senior notes. Finally, this summary does not address the U.S. federal income tax consequences to a U.S. holder or a non-U.S. holder that is subject to special rules under the Code, including but not limited to:

  •
  a financial institution, insurance company, or regulated investment company;

  •
  a tax-exempt organization, retirement plan, pension fund, or mutual fund;

  •
  a dealer, broker, or trader in securities or foreign currencies;

  •
  an entity treated as a partnership for U.S. federal income tax purposes;

  •
  a holder that owns its senior notes, shares of the Liberty Global Series A common stock that are received upon repurchase or conversion, or shares of Liberty Global Series C common stock that are received upon conversion, indirectly through an entity treated as a partnership for U.S. federal income tax purposes, or a trust or estate;

  •
  a holder that holds its senior notes, shares of the Liberty Global Series A common stock that are received upon repurchase or conversion, or shares of Liberty Global Series C common stock that are received upon conversion, as part of a hedge, appreciated financial position, straddle or conversion transaction;

  •
  a U.S. holder whose functional currency is not the U.S. dollar or a non-U.S. holder whose functional currency is not the euro; or

  •
  an individual holder that is an expatriate of the U.S.

        For purposes of this summary, the term "U.S. holder" means a holder that is a beneficial owner of senior notes, shares of the Liberty Global Series A common stock that are received upon repurchase or conversion of the senior notes, or shares of Liberty Global Series C common stock that are received upon conversion, and that, for U.S. federal income tax purposes, is:

  •
  a citizen or resident of the U.S.;

  •
  a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in the U.S. or under U.S. laws or the laws of any state or political subdivision thereof;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust (i) if, in general, a court within the U.S. is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all of its substantial decisions or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

        For purposes of this summary, the term "non-U.S. holder" means a holder that is a beneficial owner of senior notes, shares of the Liberty Global Series A common stock that are received upon repurchase or conversion of the senior notes, or shares of Liberty Global Series C common stock that are received upon conversion of the senior notes, and that is not treated as a partnership or a partner in a partnership for U.S. federal income tax purposes and that is not a U.S. holder.

        If a beneficial owner of senior notes, of shares of Liberty Global Series A common stock that are received upon repurchase or conversion of the senior notes, or of shares of Liberty Global Series C common stock that are received upon conversion of the senior notes, is treated as a partnership or a partner in a partnership for U.S. federal income tax purposes, the tax consequences of owning and disposing of the senior notes, shares of Liberty Global Series A common stock or shares of Liberty Global Series C common stock will depend on a variety of factors, including the activities of the partnership and its partners. A holder that is a beneficial owner of senior notes, shares of Liberty Global Series A common stock that are received upon repurchase or conversion of the senior notes, or shares of Liberty Global Series C common stock that are received upon conversion of the senior notes, and that is treated as a partnership or a partner in a partnership for U.S. federal income tax purposes, is urged to consult its own tax advisor regarding the tax consequences associated with owning and disposing of the senior notes, shares of Liberty Global Series A common stock or shares of Liberty Global Series C common stock.

        We have not sought a ruling from the IRS with respect to any of the statements made in the following summary, and there can be no assurance that the IRS will agree with such statements.

THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH BELOW IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. INVESTORS CONSIDERING THE PURCHASE OF SENIOR NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL INCOME TAX LAWS APPLICABLE TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY OTHER TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Taxation of U.S. Holders

The Senior Notes

  Foreign Currency Denomination—In General

        Because the senior notes are denominated in euro, U.S. holders that maintain the U.S. dollar as their functional currency generally will be subject to the rules under Section 988 of the Code and the Treasury Regulations issued thereunder, referred to as the "foreign currency rules."

        In general, the foreign currency rules will require a U.S. holder to recognize ordinary gain or loss as a result of changes in the value of the U.S. dollar relative to the euro with respect to interest paid on a senior note (in the case of an accrual basis taxpayer) and with respect to the principal amount of a senior note upon a retirement or other disposition of a senior note (including conversion). The foreign currency rules generally will also require a U.S. holder to recognize ordinary gain or loss with respect to euro that is received (in respect of either interest or principal on a senior note) and subsequently disposed of at a later date, to the extent that the value of the U.S. dollar relative to the euro changes between the time of such receipt and such disposal.

        For purposes of this summary, gain or loss that must be recognized as a result of changes in the value of the U.S. dollar relative to the euro is generally referred to as "exchange gain or loss." In general, the foreign currency rules only govern the recognition of exchange gain or loss and the recognition of gain or loss that is attributable to the difference, if any, between the U.S. dollar value of a senior note and the U.S. dollar value of a U.S. holder's tax basis in a senior note (generally referred to as "market gain or loss") must be determined in accordance with other applicable provisions of the Code.

  Repurchase Upon a Change of Control; Payment of Liquidated Damages

        Pursuant to applicable Treasury Regulations, the possibility of a contingent payment on the senior notes will not affect the amount or timing of interest income recognized by a holder if the likelihood of the contingent payment, as of the date the senior notes are issued, is remote or incidental.

        We believe (and this summary assumes) that, as of the date the senior notes were issued, the likelihood that we would be required either to repurchase the senior notes upon a change of control, or to pay liquidated damages for failure to satisfy registration standards, was remote. As a result, we have not treated the potential payment of the change of control purchase price or any potential liquidated damages as affecting the yield to maturity of any senior note. We also intend to treat the payment of any change of control purchase price, to the extent such payment is not attributable to accrued but unpaid interest, as a payment made in connection with the repurchase of a senior note (taxable to a U.S. holder as described below under "—Conversion, Sale, Exchange, Redemption, Repurchase, or Other Disposition of the Senior Notes"), and to treat any required payment of liquidated damages as a payment of interest, as described under "—Interest Income."

        If the IRS were to successfully assert that there was more than a remote likelihood that such change of control purchase price or liquidated damages would become payable at the date the senior notes were issued and if such position was ultimately upheld, the amount and timing of interest income recognized on a senior note and the character of income recognized on the conversion, the sale, exchange, redemption, repurchase, or other disposition of a senior note could be different from that described herein.

        Investors considering the purchase of senior notes are urged to consult their own tax advisors regarding the tax consequences associated with our potential obligation to pay the change of control purchase price or liquidated damages.

  Interest Income

        Interest on a senior note generally will be includable in the income of a U.S. holder as ordinary income at the time such interest is received or accrued, in accordance with such U.S. holder's method of accounting for U.S. federal income tax purposes.

        A cash basis U.S. holder receiving an interest payment in euro will be required to include in income the U.S. dollar value of such payment (determined using the spot rate in effect on the date such payment is received) regardless of whether such payment is subsequently converted into U.S. dollars. No exchange gain or loss will be recognized by a cash basis U.S. holder with respect to the receipt of such payment; however, exchange gain or loss may be recognized by such U.S. holder upon a subsequent conversion of the euro if the euro are not converted to U.S. dollars on the date received (the consequences of conversion of euro to U.S. dollars are discussed below under the heading "Transactions In Euro").

        An accrual basis U.S. holder will be required to include in income the U.S. dollar value of the amount of euro interest income that has accrued on a senior note in a taxable year, determined by translating such income at the average rate of exchange for the relevant interest accrual period or, with respect to an interest accrual period that spans two taxable years, at the average rate for the portion of such interest accrual period within the taxable year. In general, unless a U.S. holder elects otherwise, the average rate of exchange for an interest accrual period (or portion thereof) is the simple average of the spot exchange rates for each business day of such period (or such other average exchange rate that is reasonably derived and consistently applied by the holder). However, an accrual basis U.S. holder may elect to translate interest income on a senior note using the spot rate in effect on the last day of an interest accrual period (or the last day of the taxable year for the portion of such period within the taxable year). In addition, a U.S. holder may elect to use the spot rate in effect on the date of receipt (or payment) for such purpose if such date is within five business days of the last date of an interest accrual period. Any election by a U.S. holder to translate interest income using one of the two alternative methods just described, must be made in a statement filed with a U.S. holder's return, and, if made, will be applicable to all debt instruments for such year and thereafter unless changed with the consent of the IRS.

        Upon receipt of an interest payment on a senior note, an accrual basis U.S. holder will recognize exchange gain or loss (taxable as ordinary income or loss) with respect to accrued interest income in an amount equal to the difference between the U.S. dollar value of the payment received (determined using the spot rate in effect on the date such payment is received) in respect of such interest accrual period and the U.S. dollar value of the interest income that has accrued during such interest accrual period (as determined in the preceding paragraph). Any such gain or loss generally will not be treated as interest income or expense, except to the extent provided by administrative pronouncements of the IRS.

  Market Discount and Premium

        If a senior note is purchased for an amount that is less than the stated principal amount of the senior notes, the beneficial owner generally will be subject to special rules under the Code referred to as the "market discount" rules. If a senior note is purchased for an amount that is greater than the stated principal amount of the senior notes, the beneficial owner generally will be subject to special rules under the Code referred to as the "amortizable bond premium" rules. The market discount and amortizable bond premium rules can affect the timing, amount, and character of an investor's income with respect to the senior notes.

        If a U.S. holder purchases a senior note at a market discount, such holder generally will be required to treat any principal payment on, or any gain on the disposition of, such senior note as ordinary income to the extent of the accrued market discount (not previously included in income) at the time of such payment or disposition. In general, market discount is the amount by which the senior note's stated principal amount exceeds the U.S. holder's tax basis in the senior note immediately after the senior note is acquired. However, if the market discount is less than 0.25 percent of the stated principal amount of the senior note multiplied by the number of complete years to maturity from the date when the holder acquired the senior note, the senior note will be deemed purchased with de minimis market discount, and will not be treated as purchased at a market discount. Market discount on a senior note will accrue on a straight-line basis, unless a holder elects to accrue such discount on a constant yield basis. This election is irrevocable. A U.S. holder may also elect to include market discount in income currently as it accrues. This election, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. If a U.S. holder acquires a senior note at a market discount and disposes of such senior note in any non-taxable transaction (other than a nonrecognition transaction which is exempted by Sections 1276(c) and (d) of the Code), accrued market discount will be includable as ordinary income to such holder as if such holder had sold the senior note at its fair market value. For a U.S. holder, any amounts treated as ordinary income under the market discount rules will be treated as interest, subject to certain exceptions. A U.S. holder may be required to defer until the maturity of the senior note or, in certain circumstances, its earlier disposition, the deduction of all or a portion of the interest expense attributable to debt incurred or continued to purchase or carry a senior note with market discount, unless an election is made to include the market discount in income on a current basis.

        If a U.S. holder acquires a senior note with bond premium, the holder may elect to amortize the premium (which does not include any amount attributable to the conversion option). The premium is amortized on a constant yield basis, and the amortized amount for any year is applied to offset interest on the senior notes for that period, prior to determining exchange gain or loss. The election to amortize the premium, once made, generally applies to all bonds held or subsequently acquired by a U.S. holder on or after the first day of the first taxable year to which the election applies. A U.S. holder may not revoke this election without the consent of the IRS.

        The amounts representing accrued market discount and the amortization of bond premium will be determined in euro, and will be included in income or used to offset interest income, as applicable, prior to determining exchange gain or loss. Special rules may apply in determining the amount of exchange gain or loss with respect to accrued market discount or the amortization of bond premium. Investors considering the purchase of senior notes are urged to consult their own tax advisors regarding the potential application of the market discount or amortizable bond premium rules, and the associated exchange gain and loss rules, to their particular situations.

  De Minimis OID

        Based on pricing information that we obtained in connection with the original issuance of the senior notes, our interpretation of the applicable Treasury Regulations, and other facts and circumstances, we have taken the position, and this summary assumes, that the "issue price" of the senior notes (within the meaning of Section 1273 of the Code) was less than the face amount of the senior notes such that the senior notes were issued with only a "de minimis" amount of OID, referred to as "de minimis OID." De minimis OID is not treated as OID, but is taken into account under separate rules. As a result, we intend to treat the senior notes as not having OID. However, due to uncertainty about the proper interpretation of the applicable Treasury Regulations under the specific circumstances relating to the issuance of the senior notes, it is possible that the IRS could disagree with our position, and take the position that the senior notes have more than a de minimis amount of OID, and thus have OID.

        In general, a U.S. holder who is an original purchaser of the notes will not be required to include any amounts attributable to de minimis OID in income prior to either a retirement, sale or exchange, or other payment or disposition of a senior note. Any such amount so taken into account will be treated as part of the amount realized upon the retirement, sale, exchange, payment or disposition of the senior note.

        In general, a U.S. holder who is classified as a "subsequent holder" of a senior note within the meaning of Treasury Regulation Section 1.1273-1(d)(5)(iii) will not be required to take any de minimis OID into account, but will be subject only to the rules applicable to the market discount and bond premium, as discussed above.

        U.S. holders are urged to consult their own tax advisors to determine the extent to which they are subject to the rules applicable to de minimis OID.

        If the IRS were to successfully take the position that the senior notes were issued with more than a de minimis amount of OID, the excess of the principal amount of the senior notes over the issue price would be treated as OID. Generally, a U.S. holder of a debt instrument having OID must include in income, as interest, a portion of the OID each year, even though no cash payment is received with respect to the OID during the year. OID taken into account with respect to the senior notes, whether annually or upon disposition of the senior notes, would be subject to the rules governing foreign currency transactions. U.S. holders of the senior notes are urged to consult their own tax advisors to determine how the OID rules would apply, if the senior notes are determined to have OID.

  Adjustment of Conversion Rate

        If at any time the conversion price or other conversion terms of the senior notes are adjusted (subject to compliance with the terms of the indenture and with applicable stockholder approval rules set forth in Rule 4350 of the Nasdaq Marketplace Rules), it is possible that such adjustment in the conversion price or terms could result in a deemed stock distribution of Liberty Global Series A common stock or Liberty Global Series C common stock to U.S. holders of the senior notes pursuant to Section 305 of the Code. See "Description of the Senior Notes—Conversion Price Adjustments." If the change in conversion price or other terms was determined to be a deemed stock distribution of Liberty Global Series A common stock or Liberty Global Series C common stock, and if such deemed stock distribution did not qualify as a tax-free distribution under Section 305(a) of the Code, then the value of any such deemed stock distribution would be taxable as a dividend (to the extent of Liberty Global's current or accumulated earnings and profits), return of capital, or capital gain to U.S. holders, as described in "—The Liberty Global Series A Common Stock and the Liberty Global Series C Common Stock—Dividends" below. In addition, any dividend resulting from a deemed stock distribution could generate a backup withholding obligation for us. See "—Backup Withholding and Information Reporting" below.

  Conversion of the Senior Notes—In General

        Prior to our merger with a subsidiary of Liberty Global, as described under "Prospectus Summary—Our Company," the senior notes were convertible into shares of our Class A common stock, or cash, or a combination of shares of such stock and cash, at our election. Although the tax treatment of conversion of the senior notes, in whole or in part, into shares of our Class A common stock was uncertain, we expected that conversion would not have been taxable, either under the "convertible bond rule," or under the reorganization provisions of Section 368 of the Code. Both the convertible bond rule and the reorganization provisions under Section 368 of the Code apply only to the conversion of debt obligations into equity securities of the obligor or co-obligor of the debt obligations. As a result of our merger with a subsidiary of Liberty Global and the subsequent declaration of a dividend of Series C common stock by Liberty Global, upon conversion of the senior notes, the holders will receive shares of Liberty Global Series A common stock (rather than our Class A common stock), or cash, or a combination of shares of such stock and cash, at our election, along with shares of Liberty Global Series C common stock. Liberty Global is not the obligor or a co-obligor on the senior notes, except to the limited extent it has agreed to issue and deliver to us shares of Liberty Global Series A common stock, to the extent we elect to satisfy the conversion obligation with such shares, and Liberty Global Series C common stock, upon conversion of the senior notes. As a result, neither the convertible bond rule nor the reorganization provisions under Section 368 of the Code will apply to the conversion of senior notes, in whole or in part, for shares of Liberty Global Series A common stock and/or Liberty Global Series C common stock. As a result, upon conversion of the senior notes for (i) shares of Liberty Global Series A common stock, cash, or a combination of such stock and cash, and (ii) Liberty Global Series C common stock, a U.S. holder of the senior notes will recognize gain or loss as described under "—Conversion, Sale, Exchange, Redemption, Repurchase or Other Disposition of the Senior Notes." Any Liberty Global Series A common stock or euro received with respect to accrued interest upon such conversion would be taxable as described above under "—Interest Income."

        The tax treatment of a U.S. holder that converts a senior note after the record date for an interest payment but before the related interest payment date is uncertain because, as described under the heading "Description of the Senior Notes—Conversion of Senior Notes—Conversion Procedures," upon conversion such U.S. holder will be required to deliver euro to us in an amount equal to the interest payable on the related interest payment date. In such a case, it is possible that the euro received as interest and required to be returned to us will be netted, such that a U.S. holder will not be required to include the amount of the euro received in gross income. However, it is also possible that a U.S. holder would be required to include the amount of euro received in gross income, but the euro required to be returned to us would have the effect of reducing the amount of market gain (or increasing the amount of market loss) recognized by a U.S. holder upon conversion of a senior note. See discussion below under "—Conversion, Sale, Exchange, Redemption, Repurchase, or Other Disposition of the Senior Notes." U.S. holders that wish to convert senior notes after the record date for an interest payment but before the related interest payment date are urged to consult their own tax advisors to determine the related tax consequences.

  Conversion, Sale, Exchange, Redemption, Repurchase, or Other Disposition of the Senior Notes

        Upon the conversion of senior notes for (i) Liberty Global Series A common stock, cash, or a combination of such stock and cash, and (ii) Liberty Global Series C common stock, or upon any other sale, exchange, redemption, repurchase, or other disposition of a senior note, a U.S. holder generally will be required to realize and recognize market gain or loss equal to the difference between the amount realized (generally, the U.S. dollar value of the cash or property received determined using the spot rate in effect on the date of such conversion, sale, exchange, redemption, repurchase, or other disposition), and the U.S. holder's adjusted tax basis in such note (generally, the U.S. dollar value of the purchase price of the senior note on the date of purchase determined by translating the purchase price into U.S. dollars at the spot rate in effect on the date of purchase). For this purpose, the amount realized on the conversion, sale, exchange, redemption, repurchase, or other disposition of a senior note does not include any amount attributable to accrued but unpaid interest, which will be taxable as such, unless previously included in income, and subject to the foreign currency rules governing the recognition of exchange gain or loss. See discussion above under "—Interest Income." Except with respect to any exchange gain or loss recognized with respect to the principal of a senior note as described in the next paragraph and except with respect to any accrued market discount that the holder has not elected to include in income as it accrues, as described under "—Market Discount and Premium," the amount of any market gain or loss will be capital gain or loss and will be long-term capital gain or loss if, at the time of the conversion, sale, exchange, redemption, repurchase, or other disposition, the senior note was held for more than one year.

        Upon the conversion, sale, exchange, redemption, repurchase, or other disposition of a senior note, a U.S. holder generally will be required to realize and recognize exchange gain or loss with respect to the principal amount of the senior note. The amount of exchange gain or loss that is realized by a U.S. holder with respect to the principal amount of a senior note will be determined by subtracting:

  •
  the U.S. dollar value of the purchase price of the senior note on the date the senior note was purchased (determined by translating the purchase price of the senior note into U.S. dollars at the spot rate in effect on the date of purchase), from

  •
  the U.S. dollar value of the purchase price of the senior note on the date the senior note is converted, sold, exchanged, redeemed, repurchased, or otherwise disposed of (determined by translating the purchase price of the senior note into U.S. dollars at the spot rate in effect on the date of such conversion, sale, exchange, redemption, repurchase, or other disposition).

However, pursuant to a "netting rule," a U.S. holder will only be required to recognize the amount of any such realized exchange gain or loss to the extent of the total market gain or loss realized on the conversion, sale, exchange, redemption, repurchase, or other disposition of a senior note. The amount of any recognized exchange gain or loss generally will be treated as ordinary income or loss. This rule potentially limits the amount of exchange gain or loss to the extent of any market gain or loss upon a disposition of a senior note.

  Transactions In Euro

        Euro received as interest on a senior note, or upon on the conversion, sale, exchange, redemption, repurchase, or other disposition of a senior note, will have a tax basis equal to their U.S. dollar value at the time such interest is received or at the time payment is received in consideration of such conversion, sale, exchange, redemption, repurchase, or other disposition. The amount of exchange gain or loss recognized on a subsequent sale or other disposition of such euro will be equal to the difference between (i) the amount of U.S. dollars, or the fair market value in U.S. dollars of the other currency or property received in such sale or other disposition, and (ii) the tax basis of such euro. Such gain or loss generally will be ordinary income or loss.

        A U.S. holder that purchases a senior note with previously owned euro would recognize gain or loss in an amount equal to the difference, if any, between the U.S. dollar fair market value of such senior note on the date of purchase and such U.S. holder's tax basis in such euro. The amount of any such gain or loss generally will be ordinary income or loss.

The Liberty Global Series A Common Stock and the Liberty Global Series C Common Stock

  Dividends

        If Liberty Global makes a distribution of cash or property to a U.S. holder in respect of Liberty Global Series A common stock or Liberty Global Series C common stock, the distribution generally will first be treated as a dividend to the extent of Liberty Global's current or accumulated earnings and profits as determined under U.S. federal income tax principles, then as a tax-free return of capital to the extent of the U.S. holder's tax basis in the Liberty Global Series A common stock or Liberty Global Series C common stock, as applicable, and thereafter as gain from the sale or exchange of the Liberty Global Series A common stock or Liberty Global Series C common stock, as applicable, as described below under "—Sale, Exchange, Redemption, Repurchase or Other Disposition of Common Stock." If a U.S. holder is a corporation, it may be entitled to claim a deduction equal to a portion of any dividends received. Dividends received by non-corporate U.S. holders may be subject to U.S. federal income tax at preferential rates if such dividends constitute "qualified dividend income" within the meaning of Section 1(h)(11)(B)(i) of the Code and if certain other conditions are satisfied. U.S. holders should consult their own tax advisors to discuss whether they may be able to claim a deduction or receive the benefit of preferential rates with respect to any dividends made in respect of Liberty Global's Series A common stock or Liberty Global's Series C common stock.

  Sale, Exchange, Redemption, Repurchase, or Other Disposition of Liberty Global Common Stock

        Upon the sale, exchange, redemption, repurchase, or other disposition of Liberty Global's Series A common stock or Liberty Global's Series C common stock, a U.S. holder generally will recognize capital gain or loss equal to the difference between:

  •
  the amount of cash and the fair market value of any property received upon the disposition; and

  •
  such U.S. holder's adjusted tax basis in the Liberty Global Series A common stock or the Liberty Global Series C common stock disposed of.

A U.S. holder who receives shares of Liberty Global Series A common stock upon repurchase or conversion of the senior notes or shares of Liberty Global Series C common stock upon conversion of the senior notes, or both, will initially have a basis equal to the fair market value of the shares of Liberty Global Series A common stock and/or Liberty Global Series C common stock received in such repurchase or conversion as of the date of such repurchase or conversion. Such initial basis may be adjusted for certain distributions as described above under "—Dividends."

Any such capital gain or loss will be long-term capital gain or loss if the U.S. holder's holding period for the common stock exceeds one year. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income.

Taxation of Non-U.S. Holders

The Senior Notes

        The rules governing the U.S. federal income taxation of a non-U.S. holder are complex and no attempt will be made to provide more than a summary of such rules. Non-U.S. holders are urged to consult with their own tax advisors to determine the effect of federal, state, local and foreign income tax laws, as well as any applicable treaties, with regard to an investment in the senior notes.

  Foreign Currency Denomination—In General

        In general, a non-U.S. holder will not be subject to the foreign currency rules described above under "—Taxation of U.S. Holders—The Senior Notes—Foreign Currency Denomination—In General."

  Interest Income

        In general, interest income of a non-U.S. holder that is not effectively connected with a U.S. trade or business is subject to a withholding tax at a 30% rate (or, if applicable, a lower tax rate specified by a treaty). However, interest income earned on a senior note by a non-U.S. holder will qualify for the "portfolio interest" exemption and therefore will not be subject to U.S. federal income tax or withholding tax, provided that such interest income is not effectively connected with a U.S. trade or business of the non-U.S. holder and provided that:

  •
  the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of our stock entitled to vote;

  •
  the non-U.S. holder is not a controlled foreign corporation that is related to us through stock ownership;

  •
  the non-U.S. holder is not a bank which acquired the senior notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; and

  •
  either (A) the non-U.S. holder certifies to us or our paying agent, under penalties of perjury, that it is not a U.S. person and provides its name, address, and certain other information on a properly executed IRS Form W-8BEN or a suitable substitute form or (B) a securities clearing organization, bank or other financial institution that holds customer securities in the ordinary course of its trade or business and holds the senior notes in such capacity, certifies to us or our paying agent, under penalties of perjury, that such a statement has been received from the beneficial owner by it, or by a financial institution between it and the beneficial owner, and furnishes us or our paying agent with a copy thereof.

If a non-U.S. holder holds a senior note through certain foreign intermediaries or partnerships, such holder and the foreign intermediary or partnership may be required to satisfy certification requirements under applicable Treasury Regulations.

        If a non-U.S. holder cannot satisfy the requirements for the portfolio interest exemption as described above, payments of interest will be subject to the 30% U.S. federal withholding tax, unless such holder provides us or our paying agent with a properly executed (1) IRS Form W-8BEN (or suitable substitute form) claiming an exemption from or reduction in withholding under the benefits of an applicable tax treaty or (2) IRS Form W-8ECI (or suitable substitute form) stating that interest paid on the senior note is not subject to withholding tax because it is effectively connected with a U.S. trade or business as discussed below.

        Except to the extent that an applicable income tax treaty otherwise provides, a non-U.S. holder generally will be subject to tax on a net income basis in the same manner as a U.S. holder if such non-U.S. holder is engaged in a trade or business in the U.S and interest on a senior note is effectively connected with the conduct of such trade or business. If such non-U.S. holder is a corporation, it may be subject to an additional 30% branch profits tax (unless reduced or eliminated by an applicable treaty) on its effectively connected earnings and profits from the taxable year.

  Market Discount and Premium

        If a non-U.S. holder purchases senior notes for an amount that is less than the stated principal amount of the senior notes, the resulting "market discount" generally will not be treated as interest income, but will be taken into account in determining the amount realized upon repayment or sale of the senior notes, as applicable, as described under "—Conversion, Sale, Exchange, Redemption, Repurchase or Other Disposition of the Senior Notes." If a non-U.S. holder purchases senior notes for an amount that is greater than the stated principal amount of the senior notes, the resulting "amortizable bond premium" will not be treated as an offset against interest income (unless the non-U.S. holder is subject to tax on interest as described above under "—Interest Income"). Non-U.S. Holders are urged to consult their tax advisors concerning the treatment of amortizable bond premium in light of their individual circumstances.

  De Minimis OID

        Generally, for a non-U.S. holder amounts attributable to de minimis OID will not be taken into account prior to retirement or disposition of a senior note. At that time, gain or loss will be calculated and taken into account under the general rules described under "—Conversion, Sale, Exchange, Redemption, Repurchase or Other Disposition of the Senior Notes." If the IRS were successfully to take the position that the senior notes have OID, a non-U.S. holder could be taxable on a portion of the OID each year in the same fashion as interest, under the general rules described under "—Interest Income." Non-U.S. holders are urged to consult their own tax advisors to determine the tax consequences applicable to them as a result of purchasing, holding, and disposing of a senior note that bears OID or de minimis OID.

  Adjustment of Conversion Rate

        Certain adjustments in the conversion price or other conversion terms of the senior notes that may be treated as a deemed taxable stock dividend to a U.S. holder generally may also be treated as a deemed taxable stock dividend to a non-U.S. holder. See "Taxation of U.S. Holders—The Senior Notes—Adjustment of Conversion Rate" above. In addition, a deemed taxable stock dividend could generate a dividend withholding or backup withholding obligation for us. See "—Taxation of Non-U.S. Holders—The Liberty Global Series A Common Stock and the Liberty Global Series C Common Stock—Dividends" and "—Backup Withholding and Information Reporting" below.

  Conversion, Sale, Exchange, Redemption, Repurchase or Other Disposition of the Senior Notes

        A non-U.S. holder generally will not be subject to U.S. federal income tax or withholding tax on any gain realized on the conversion of the senior notes into (i) shares of Liberty Global Series A common stock, cash, or a combination of such stock and cash, and (ii) shares of Liberty Global Series C common stock, or upon any other sale, exchange, redemption, repurchase, or other disposition of a senior note unless:

  (1)
  the gain is effectively connected with a U.S. trade or business of the non-U.S. holder;

  (2)
  in the case of a non-U.S. holder who is an individual, such holder is present in the U.S. for a period or periods aggregating 183 days or more during the taxable year of the disposition, and certain other conditions are satisfied; or

  (3)
  we are or have been a "U.S. real property holding corporation," or "USRPHC," for U.S. federal income tax purposes, and the senior notes do not represent an interest "solely as a creditor" of us.

        Non-U.S. holders that may be subject to U.S. federal income tax pursuant to clause (1) or (2) above are urged to consult their own tax advisors to discuss the potential tax consequences of disposing of the senior notes. The amount of any Series A common stock or euro received, upon conversion or repurchase, with respect to accrued but unpaid interest would be taxable as described above under "Interest Income."

        With respect to clause (3) above, we do not believe that we are or have ever been a USRPHC for U.S. federal income tax purposes. In addition, it is possible that the senior notes represent an interest "solely as a creditor" of us, although there is considerable uncertainty on this point. If the senior notes do not represent an interest "solely as a creditor" of us, and if we were or were to become a USRPHC, non-U.S. holders could be taxable on the conversion, sale, exchange, redemption, repurchase or other disposition of a senior note.

The Liberty Global Series A Common Stock and the Liberty Global Series C Common Stock

        The rules governing the U.S. federal income taxation of a non-U.S. holder of shares of Liberty Global Series A common stock or Liberty Global Series C common stock are complex and no attempt will be made to provide more than a summary of such rules. Non-U.S. holders should consult with their tax advisors to determine the effect of federal, state, local and foreign income tax laws, as well as any applicable treaties, with regard to an investment in Liberty Global Series A common stock or Liberty Global Series C common stock.

  Dividends

        Distributions made by Liberty Global with respect to shares of Liberty Global Series A common stock or Liberty Global Series C common stock that are treated as dividends paid, as described above under "Taxation of U.S. Holders—The Liberty Global Series A Common Stock and the Liberty Global Series C Common Stock—Dividends," to a non-U.S. holder (excluding dividends that are effectively connected with the conduct of a U.S. trade or business by such holder and are taxable as described below) generally will be subject to U.S. federal withholding tax at a 30% rate (or a lower rate provided under an applicable income tax treaty). Pursuant to rules under the Code that are applicable to U.S. companies with substantial amounts of active foreign business income, the general U.S. withholding rate of 30% may not apply and, if Liberty Global ever decided to pay any dividends in the future, Liberty Global most likely would assess the potential application of such rules at that time. Except to the extent that an applicable income tax treaty otherwise provides, a non-U.S. holder will be subject to tax in the same manner as a U.S. holder on dividends paid (or deemed paid) that are effectively connected with the conduct of a United States trade or business by the non-U.S. holder. If such non-U.S. holder is a foreign corporation, it may also be subject to a U.S. branch profits tax on such effectively connected income at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty). Even though such effectively connected dividends are subject to income tax and may be subject to the branch profits tax, they will not be subject to U.S. federal withholding tax if the holder delivers a properly executed IRS Form W-8ECI (or successor form) to Liberty Global or its paying agent.

        A non-U.S. holder who wishes to claim the benefit of an applicable income tax treaty is required to satisfy certain certification and other requirements. If the non-U.S. holder is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, such holder may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

  Sale, Exchange, Redemption, Repurchase, or Other Disposition of Liberty Global Common Stock

        A non-U.S. holder generally will not be subject to U.S. federal income tax or withholding tax on the sale, exchange, redemption, repurchase, or other disposition of shares of Liberty Global Series A common stock or Liberty Global Series C common stock unless:

        (1)   the gain is effectively connected with a United States trade or business of the non-U.S. holder;

        (2)   in the case of a non-U.S. holder who is an individual, such holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition, and certain other conditions are satisfied; or

        (3)   Liberty Global is or has been a "U.S. real property holding corporation" or "USRPHC" for United States federal income tax purposes.

        Non-U.S. holders that may be subject to U.S. federal income tax pursuant to clause (1) or (2) above are urged to consult their own tax advisors to discuss the potential tax consequences of disposing of shares of Liberty Global Series A common stock or Liberty Global Series C common stock.

        With respect to clause (3) above, non-U.S. holders should determine whether Liberty Global is or has ever been a USRPHC for U.S. federal income tax purposes. If Liberty Global were or were to become a USRPHC, as long as Liberty Global Series A common stock and Liberty Global Series C common stock are readily traded on an established securities market, non-U.S. holders of Liberty Global Series A stock or Liberty Global Series C common stock who do not beneficially own, actually or by attribution (and have not beneficially owned, actually or by attribution, within the five years prior to the date of disposition) more than 5% of the Liberty Global Series A common stock or Liberty Global Series C common stock, as applicable, will not be subject to U.S. federal income tax on any gain realized on the sale, exchange, redemption, repurchase, or other disposition of the Liberty Global Series A common stock or Liberty Global Series C common stock solely because Liberty Global is or has been a USRPHC.

Backup Withholding and Information Reporting

        Payments of interest on the senior notes or any dividends distributed by Liberty Global with respect to Liberty Global Series A common stock or Liberty Global Series C common stock, as well as the proceeds of the sale or other disposition of the senior notes, Liberty Global Series A common stock, or Liberty Global Series C common stock, may be subject to information reporting and U.S. federal backup withholding tax at the applicable rate. Backup withholding generally will apply if the recipient of such payment fails to supply a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise fails to establish an exemption from backup withholding (which, in the case of a non-U.S. holder, would generally entail certifying that the holder is not a U.S. person). Any amount withheld under the backup withholding rules generally will be allowed as a refund or credit against a holder's federal income tax liability provided the required information is furnished to the IRS.

SELLING SECURITY HOLDERS

        We originally issued the senior notes in a private placement in April 2004 to Credit Suisse First Boston LLC, the initial purchaser. The initial purchaser resold the senior notes to purchasers in transactions exempt from registration pursuant to Rule 144A under the Securities Act of 1933, as amended. The selling security holders listed in the following table, which sets forth information about the principal amount of senior notes beneficially owned by each listed selling security holder who has provided us with a completed questionnaire, may from time to time offer and sell the senior notes pursuant to this prospectus.

        We have prepared the table below based on information provided to us by the selling security holders. The amount of securities listed as beneficially owned by the selling security holders after completion of the offering and the holders' respective percentages of beneficial ownership after the completion of the offering are based on the assumption that all of the senior notes being offered are sold pursuant to this prospectus, and that no other notes are acquired or disposed of by the selling security holders prior to the termination of this offering. Because the selling security holders may sell all, some or none of their senior notes or may acquire or dispose of other notes, we cannot estimate the aggregate number of senior notes that will be sold in this offering. Some or all of the senior notes shown in the table below as owned by a selling security holder may have been sold prior to the date of this prospectus.

Selling Security Holder Table

		Senior Notes Beneficially Owned After Completion of the Offering
Name	Principal Amount of Senior Notes Beneficially Owned that may be Offered	Principal Amount	Percentage
Basso Global Convertible Holding Fund Ltd.	€500,000	—	—
Basso Multi-Strategy Holding Fund Ltd.	500,000	—	—
Cheyne Fund Ltd.	514,000	—	—
Cheyne Leveraged Fund Ltd.	399,000	—	—
CIP Limited Duration Co.	56,000	—	—
Credit Suisse Asset Management	1,250,000	—	—
CS Alternative Strategy Ltd.	31,000	—	—
DKR SoundShare Strategic Holding Fund Ltd.	1,500,000	—	—
Highbridge International LLC	25,000,000	—	—
UBS AG London Prime Broker	5,000,000	—	—
Any other holders of senior notes or future transferee, pledgee, donnee or successor of any holder(1)	465,250,000	—	—

Total	€500,000,000	—	—

(1)
Information concerning other selling security holders who have not notified us of their intention to sell senior notes by returning a completed questionnaire will be set forth in post-effective amendments from time to time, as required. No holder may offer any senior notes pursuant to this prospectus until such holder is named herein as a selling security holder.

        None of the selling security holders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years.

PLAN OF DISTRIBUTION

        We will not receive any of the proceeds of the sale of the senior notes offered by this prospectus. The senior notes may be sold from time to time to purchasers:

  •
  directly by the selling security holders; or

  •
  through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling security holders or the purchasers;

        The selling security holders and any such broker-dealers or agents who participate in the distribution of the senior notes may be deemed to be "underwriters" within the meaning of Section 2(a)(ii) of the Securities Act. As a result, any profits on the sale of the senior notes by selling security holders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling security holders were to be deemed underwriters, the selling security holders may be subject to certain statutory liabilities of the Securities Act and the Exchange Act, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

        If the senior notes are sold through underwriters or broker-dealers, the selling security holders will be responsible for underwriting discounts or commissions or agent's commissions.

  •
  The senior notes may be sold in one or more transactions at:

  •
  fixed prices;

  •
  prevailing market prices at the time of sale;

  •
  varying prices determined at the time of the sale; or

  •
  negotiated prices.

These sales may be effected in transactions:

  •
  on any national securities exchange or quotation service on which the senior notes may be listed or quoted at the time of the sale;

  •
  in the over-the-counter market;

  •
  otherwise than on such exchanges or services or in the over-the-counter market; or

  •
  through the writing of options.

        These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

        In connection with sales of the senior notes, the selling security holders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the senior notes in the course of hedging their positions. The selling security holders may also sell the senior notes short and deliver senior notes to close out short positions, or loan or pledge senior notes to broker-dealers that in turn may sell the senior notes.

        To our knowledge, there are currently no plans, arrangements or understandings between any selling security holders and any underwriter, broker-dealer or agent regarding the sale of the senior notes by the selling security holders. Selling security holders may not sell any or all of the senior notes offered by them pursuant to this prospectus. In addition, we cannot assure you that any such selling security holder will not transfer, devise or gift the senior notes by other means not described in this prospectus.

        The senior notes are not listed on any securities exchange or eligible for quotation through the Nasdaq Stock Market. Accordingly, we cannot give you any assurances regarding the liquidity of the senior notes or the existence or maintenance of any trading market for the senior notes.

        There can be no assurance that any selling security holder will sell any or all of the senior notes pursuant to this prospectus. In addition, any senior notes covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

        The selling security holders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the senior notes by the selling security holders and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the senior notes to engage in market-making activities with respect to the particular senior notes being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the senior notes and the ability of any person or entity to engage in market-making activities with respect to the senior notes.

        Pursuant to the registration rights agreement we and the selling security holders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act or will be entitled to contribution in connection with these liabilities.

        We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the senior notes to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

LEGAL MATTERS

        The validity of the senior notes has been passed upon for us by Holme Roberts & Owen LLP, Denver, Colorado.

EXPERTS

        Our consolidated financial statements and schedules as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The audit report refers to a restatement of our consolidated financial statements as of and for the year ended December 31, 2004.

        The audit report on management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, expresses an opinion that we did not maintain effective internal control over financial reporting as of December 31, 2004 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states our control to review all financial instruments for potentially significant technical and complex accounting issues did not operate effectively in identifying the proper accounting for the euro-denominated senior notes. The design of the control requires a knowledgeable accountant to review authoritative accounting guidance on the subject and obtain approval from the appropriate level of management on the accounting conclusions reached. This material weakness resulted in restatements of our previously issued interim consolidated financial information as of and for the periods ended June 30, 2004, September 30, 2004 and December 31, 2004, as well as the consolidated financial statements as of and for the year ended December 31, 2004.

        The audit report on management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, also contains an explanatory paragraph that states we acquired Suez Lyonnaise Telecom SA (Noos), Princes Holdings Limited (PHL), and Belgium Cable Holdings (BCH) during 2004, and management excluded from its assessment of the effectiveness of our internal control over financial reporting as of December 31, 2004, Noos, PHL, and BCH's internal control over financial reporting associated with total combined assets of $1,343,749,000 and total combined revenues of $232,883,000 that are included in our consolidated financial statements as of and for the year ended December 31, 2004. KPMG LLP's audit of our internal control over financial reporting also excluded an evaluation of the internal control over financial reporting of Noos, PHL, and BCH.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

        We, as a reporting company, are subject to the informational requirements of the Exchange Act and accordingly file our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and other information with the Securities and Exchange Commission, or SEC. The public may read and copy any materials filed with the SEC at its Public Reference Room at 100 F Street, NE, Washington, DC 20549. Please call the SEC at (800) SEC-0330 for further information on the Public Reference Room. As an electronic filer, our public filings are maintained on the SEC's Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that website is http://www.sec.gov. In addition, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, may be accessed free of charge through our website as soon as reasonably practicable after we have electronically filed such material with, or furnished it to, the SEC. The address of our website is http://www.lgi.com. The information on such website is not a part of this prospectus.

        This document incorporates important business and financial information about us from documents filed with the SEC that have not been included in or delivered with this document. This information is available at the Internet website that the SEC maintains at www.sec.gov, as well as from other sources. You may also request copies of these documents from us, without charge, upon written or oral request to:

UnitedGlobalCom, Inc.
4643 South Ulster Street, Suite 1300
Denver, Colorado 80237
Attn: Investor Relations Department
(303) 770-4001

        We have "incorporated by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in or omitted from this prospectus, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. This prospectus incorporates by reference the documents described below that have been previously filed with SEC. These documents contain important information about us.

        The following reports and documents that we (SEC File No. 000-49658) have previously filed with the SEC are incorporated by reference:

  •
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 as amended by Form 10-K/A filed on April 28, 2005;

  •
  Our Quarterly Report on Form 10-Q for the quarters ended March 31 and June 30, 2005; and

  •
  Our Current Reports on Form 8-K as follows:

Date of Report	Date of Filing
August 26, 2005	August 29, 2005
July 25, 2005	July 26, 2005
June 15, 2005	June 16, 2005
June 14, 2005	June 14, 2005
May 24, 2005	May 31, 2005
May 20, 2005	May 25, 2005
May 9, 2005	May 11, 2005
April 25, 2005	April 28, 2005
April 13, 2005	April 19, 2005

        All documents filed by us pursuant to sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the completion of this senior notes offering shall also be deemed to be incorporated by reference into this prospectus as of the dates of filing of those documents.

WHERE YOU CAN FIND MORE INFORMATION ABOUT LIBERTY GLOBAL

        Liberty Global has filed a registration statement on Form S-3 (333-125927) with the SEC with respect to the shares of Liberty Global Series A common stock issuable upon conversion of the senior notes. In addition, Liberty Global has been subject to the informational requirements of the Exchange Act since June 16, 2005, the next business day after the consummation of the business combination of UGC and LMI in which both of those companies became wholly owned subsidiaries of Liberty Global. For reporting purposes under the Exchange Act, Liberty Global is the successor to LMI.

        The registration statement filed by Liberty Global, as well as annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other materials filed with or furnished to the SEC by LMI before June 16, 2005 and by Liberty Global after that date may be electronically accessed at the website of Liberty Global located at http://www.lgi.com. Liberty Global's registration statement and other materials filed with or furnished by Liberty Global and LMI to the SEC may also be obtained electronically at the website of the SEC located at http://www.sec.gov or by visiting the Public Reference Room of the SEC at 100 F Street, NE, Washington DC 20549.

        None of the information on the Liberty Global website, or filed or furnished by Liberty Global or LMI to the SEC, is a part of this prospectus.

€500,000,000

1 3/4% Convertible Senior Notes due 2024

September 7, 2005